As filed with the Securities and Exchange Commission on May 28, 1999.

                                                         Registration No. 0-8567

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             DATAMETRICS CORPORATION
                 (Name of Small Business Issuer in its Charter)

               DELAWARE                                  0357                                 95-3545701
(State or jurisdiction of incorporation      (Primary Standard Industrial          (I.R.S. Employer Identification
           or organization)                  Classification Code Number)                       Number)

                          25B Hanover Road, Suite 3305
                         Florham Park, New Jersey 07932
                                 (973) 377-3900
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

                                 Daniel P. Ginns
                             Chief Executive Officer
                             Datametrics Corporation
                          25B Hanover Road, Suite 3305
                         Florham Park, New Jersey 07932
                                 (973) 377-3900
                          (Name, Address and Telephone
                          Number of Agent for Service)

         Approximate Date of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE


Title of Each Class of Securities to be    Amount to be         Proposed            Proposed Maximum        Amount of
               Registered                 Registered(1)     Maximum Offering       Aggregate Offering    Registration Fee
                                                           Price Per Unit (2)            Price
---------------------------------------   -------------    ------------------      ------------------    ----------------
Common Stock, $.01 par value                4,211,769          $1.125 (3)              $4,738,240           $1,317.23
Common Stock Underlying Warrants            2,384,901           $1.50 (4)              $3,577,352            $994.50
Common Stock Underlying Warrants             100,000            $2.00 (4)               $200,000              $55.60
Common Stock Underlying Warrants             100,000            $4.00 (4)               $400,000             $111.20
Common Stock Underlying Warrants            1,500,000          $1.125 (5)              $1,687,500            $469.13
Total Shares Being Registered               8,296,670                                 $10,603,092           $2,947.66


(1) All of the shares of Common Stock being registered hereby are being offered for the accounts of selling shareholders who acquired such shares or Warrants to acquire shares in private transactions. No other shares of the registrant's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3) In accordance with Rule 457(c) the registration fee is calculated based upon a price of $1.125 per share, the average of the high and low sale prices of the Common Stock as reported by the American Stock Exchange on May 25, 1999.

(4) Pursuant to Rule 457(g), the registration fee for shares of Common Stock issuable upon the exercise of theses warrants is calculated based upon the price at which these Warrants may be exercised by the holders.

(5) The price at which these Warrants may be exercised is variable and undetermined at the time of calculating the registration fee. In accordance with Rule 457(g) the registration fee is calculated based upon a price of $1.125 per share, the average of the high and low sale prices of the Common Stock as reported by the American Stock Exchange on May 25, 1999.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                             DATAMETRICS CORPORATION

                        8,296,670 Shares of Common Stock

         This prospectus covers 8,296,670 shares of Common Stock ("Securities"), $0.01 par value per share of Datametrics Corporation (referred to as "We" and the "Company"), which may be offered and sold from time to time by one or all of the selling shareholders named in this prospectus ("Selling Shareholders"). All of the Common Stock offered by this prospectus consists of the following:

         o    4,211,769  shares of Common Stock presently issued and outstanding
              which  were  issued  to  the  Selling   Shareholders   in  private
              transactions; and

         o 4,084,901 shares of Common Stock issuable upon the exercise of Warrants which were issued to the Selling Shareholders in private transactions.

         We will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders, although we will receive approximately $6,202,351 if all of the Warrants are exercised.
See "Use of Proceeds."

         Our Common Stock trades on the American Stock Exchange under the symbol "DC." On May 25, 1999, the reported last sale price of the Common Stock on the American Stock Exchange was $1.125 per share.

                            -------------------------

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 28, 1999

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Certain statements in this prospectus or in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the factors set forth below under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. See "Risk Factors."

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus. The summary is not complete and may not contain all of the information you may need to consider before investing in the Common Stock. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes to those statements.

                                   THE COMPANY

IN GENERAL

         Datametrics Corporation was incorporated in California in October 1962 and was reincorporated in Delaware in April 1987. Our executive offices are located at 25B Hanover Road, Suite 3305, Florham Park, New Jersey 07932, and our telephone number is (973) 377-3900. We design, develop and sell high-speed color printers, high-resolution non-impact printer/plotters and ruggedized computers, printers and workstations for government/defense and industrial markets. We pioneered the development of high-speed, non-impact printers for tactical military applications. Our current product line includes printers, printer/plotters and ruggedized computers and workstations with diverse capabilities ranging from stringent military specifications to varying commercial standards.

         Our manufacturing operations are conducted from a 43,000 square foot manufacturing facility in Orlando, Florida, which we purchased in December 1997. A 6,600 square foot facility located in Calabasas, California, which houses our technology center, was opened in November 1997. In April 1998, we leased a 5,400 square foot office in Florham Park, New Jersey in which our corporate offices are located.

DEFENSE PRODUCTS

         We manufacture a wide range of printers which are categorized as either mil-spec or ruggedized. These printers utilize thermal printing, impact printing and laser printing technologies. These printers are purchased and utilized by the U.S. Department of Defense ("DoD") as well as by companies and organizations which manufacture, sell or use data processing or data communications systems that require "hard copy" printouts. Our products are incorporated into these systems. The military printers are more reliable than conventional commercial printers and are designed to work in severe environmental applications. The design and component selection allow our printers to withstand certain adverse effects of dirt and grime, corrosion, droppage, bullets, moisture, extremes in hot and cold temperature, and in some cases, nuclear radiation. In connection with the U.S. government military peripheral standardization programs, the DoD has approved and assigned nomenclature (military identification) to standard computer peripherals for its defense systems. Several of our printers have been included in this standardization program, enabling the armed services to select our printers for new systems without incurring the expense of developing new printer documentation for each system. We believe that the inclusion of our printers in this standardization program influenced the purchase of its printers on several defense programs.

RUGGEDIZED PRINTERS

         Our ruggedized products combine environmental and mechanical engineering technology with computer technology to produce products that perform identically to commercial counterparts, but are able to operate in adverse environments. We offer ruggedized versions of computer devices and peripherals encased in shock, vibration and temperature resistant housing for products of equipment manufacturers such as Hewlett-Packard Company, Silicon Graphics Inc., and Sun Microsystems Inc. This process often requires us to design and manufacture cases, controls, backplanes and power supplies. These products require much shorter development and testing periods than mil-spec products. As such, these products allow the military to deploy state-of-the-art computer technology rapidly, at a price greatly reduced from full mil-spec systems. These timing and price factors are responsive to current U.S.
government trends.

HIGH-SPEED COLOR DIGITAL PRINTER

         Following the completion of a strategic and operational feasibility study, we introduced a new family of five industrial and government/defense high-speed concurrent thermal transfer printers on July 21, 1997. Our new family of medium and wide format printers includes the Harrier (TM), the Condor (TM) I and the Condor (TM) II for industrial customers, and the Cobra (TM) I and Cobra
(TM) II for government/defense customers. The Harrier (TM), Condor (TM) series and Cobra (TM) series of print engines are robust, rugged, high-performance printers which incorporate a wide range of our newly-developed technological capabilities in the area of thermal transfer printing.

         On June 3, 1998, we announced a global alliance agreement with the Traffic Control Materials Division of 3M Company ("3M"). This long-term alliance encompasses all markets worldwide served by 3M in the transportation safety industry. The agreement provides for us to manufacture, service and support our Condor (TM) and Harrier (TM) industrial print engines for 3M. Initially, the
Condor (TM) and Harrier (TM) industrial print engines will become part of 3M's digital imaging system that 3M customers use to produce license plates. 3M Company is the world's leading supplier of reflective materials for the transportation safety industry. The global alliance agreement covers applications in the vehicle license plate market and other potential traffic safety applications. We believe that this agreement will result in significant revenues over the next several years.

RECENT DEVELOPMENTS

         On January 20, 1999, we announced a North American Strategic Alliance with International Imaging Materials, Inc. ("IIMAK"), a subsidiary of Paxar Corporation. IIMAK is North America's leading manufacturer of thermal transfer ribbons. The goal of the long-term alliance is to develop new markets and distribution channels for our Harrier (TM) and Condor (TM) thermal transfer printers and for IIMAK's wax and resin color thermal transfer ribbons. Under the terms of the 5-year agreement, we will continue to develop and manufacture our Harrier (TM) and Condor (TM) thermal transfer printers, which will be marketed jointly with IIMAK's broad range of spot and processed color thermal transfer ribbons. We will work together with IIMAK to structure and utilize a North American distribution network for the sign making and silk screening industries. The primary market focus of our combined efforts with IIMAK will be active customers in the sign making and silk screen industries who can benefit most from the compelling speed, cost advantages and quality output of the DmC Harrier
(TM) and Condor (TM) thermal transfer printers and IIMAK's color thermal transfer ribbons. Using IIMAK-supplied DuraCoat ribbons, we will offer a bailment program to key customers in these industries, whereby the user can enjoy the speed, quality and cost savings without any capital expenditure.

                                  THE OFFERING

COMMON STOCK            Up to  8,296,670  shares of Common  Stock,  which may be
                        offered and sold from time to time by one or all of the Selling Shareholders. Included are (i) 4,211,769 shares of Common Stock presently issued and outstanding which were issued to the Selling Shareholders in private transactions; and (ii) 4,084,901 shares of Common Stock issuable upon the exercise of Warrants which were issued to the Selling Shareholders in private transactions.

USE OF PROCEEDS         We will not  receive any  proceeds  from the sale by the
                        Selling  Shareholders  of the  Common  Stock  being sold
                        pursuant   to   this   Prospectus.   We   will   receive
                        approximately $6,202,351 upon the exercise of all the Warrants. We expect to use these proceeds, if any, for working capital. See "Use of Proceeds" and "Plan of Distribution."

RISK FACTORS            Investment in the Common Stock offered  hereby is highly
                        speculative and involves a high degree of risk. You could lose your entire investment. See "Risk Factors" on page 5.

                             SUMMARY FINANCIAL DATA

         We do not currently have a bank credit facility and must rely solely on income from operations and the proceeds of private placements of our Common Stock and other securities in order to fund operations. In May 1999, we sold an aggregate 1,500,000 shares of our Common Stock to approximately 3 investors for an aggregate purchase price of $1,500,000, the proceeds of which were used to satisfy certain of our debt obligations. However, we are currently in default of approximately $1,350,000 in principal amount of our 10% Senior Subordinated Secured Debentures which were required to be repaid by their terms on May 25, 1998. We are currently negotiating a settlement with the holders and expect to either issue new notes or repay the amounts owing with a combination of stock and cash during fiscal 1999. See "Risk Factors" and "Liquidity and Capital Resources."

         The following table sets forth historical summary financial information of the Company. The statements of operations and balance sheet data contained in the table for the fiscal years ended October 25, 1998 and October 26, 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with, "Management's Discussion And Analysis," the audited financial statements (and notes thereto) and other financial and statistical information of the Company appearing elsewhere in this prospectus. The statements of operations and balance sheet data for the three months ended January 24, 1999 and January 25, 1998 have been derived from unaudited condensed financial statements. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.


STATEMENT OF                                FISCAL QUARTER ENDED                        FISCAL YEAR ENDED
OPERATIONS DATA                    January 24, 1999     January 25, 1998      October 25, 1998    October 26, 1997
                                   ----------------     ----------------      ----------------    ----------------
Sales                                 $1,586,000            $1,525,000           $7,742,000           $16,797,000
Net loss                            $(1,776,000)          $(1,312,000)         $(3,270,000)          $(3,101,000)
Net loss per share:
   Basic and Diluted                     $(0.11)               $(0.08)              $(0.22)               $(0.24)

Weighted average number of
shares outstanding:
   Basic and Diluted                  16,578,000            15,031,000           15,202,000            12,995,000

BALANCE SHEET DATA

Total assets                         $13,141,000           $12,548,000          $12,719,000           $11,546,000
Long-term Debt, including
Current Portion                       $6,494,000            $3,819,000           $5,313,000            $2,993,000
Stockholders' equity                  $3,793,000            $4,712,000           $4,008,000            $3,522,000


                                  RISK FACTORS

         An investment in the Common Stock of the Company offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this prospectus, in evaluating us, our business and prospects before purchasing the Common Stock.

LIQUIDITY AND WORKING CAPITAL

         We do not currently have a bank credit facility and must rely solely on income from operations and the proceeds of private placements of our Common Stock and other securities in order to fund operations. No assurance can be given that we will be able to continue to sell such securities or will be successful in raising working capital through such private placements. The issue and sale of Common Stock will be dilutive to existing holders of Common Stock, and the issue and sale of debt securities may create obligations we are ultimately unable to discharge.

DEFAULT ON SENIOR SECURED DEBENTURES

         We are currently in default of approximately $1,350,000 in principal amount of our 10% Senior Subordinated Secured Debentures which remain outstanding. The Debentures are secured by a lien on the assets of the Company. The Debentures were required to be repaid by their terms on May 25, 1998. We are currently negotiating a settlement with the holders and expect to either issue new notes or repay the amounts owing with a combination of stock and cash during fiscal 1999. The holders of the Debentures have so far not exercised their remedies as creditors, but there is no guarantee that they will not pursue such remedies in the future or that the Company will succeed in refinancing or restructuring the Debentures.


LITIGATION

         We are, from time to time, the subject of litigation, claims and assessments arising out of matters occurring during the normal operation of our business. Except as discussed below, in the opinion of management, the liability, if any, under such current litigation, claims and assessments would not materially affect the financial position or the results of our operations.

         Four former officers of the Company (the "Former Officers"), whose employment relationships with the Company terminated in part as a result of our restructuring in October 1996, sought severance benefits from us. On January 13, 1997, three of the Former Officers sued us in the Superior Court of the State of California for Los Angeles County, in order to enforce payment of severance benefits under certain agreements, each dated as of October 7, 1996, between each Former Officer and the Company (collectively, the "Severance Agreements"). The fourth Former Officer sued us in response to our cross-complaint. The Former Officers sought damages from us based upon the Severance Agreements and an alleged implied promise not to terminate the Former Officers' employment without good cause.

         On September 28, 1998, a California trial court upheld the enforcability of the former officers' severence agreements and the officers requested entry of a judgment in the approximate amount of $1,200,000 plus interest and costs. We have appealed the judgment, which has been bonded, and the repayment of the bond has been guaranteed by the holder of a significant amount of our debt securities ("Guarantor"). The Guarantor received Warrants to purchase Common Stock in connection with the guarantee. If the guarantee is called on, we have agreed to issue such Guarantor 7% convertible debentures with a two year maturity in an amount equal to the amount paid by the Guarantor, which debentures will be convertible into shares of Common Stock at the lower of $2.00 per share or 75% of the closing sale price on the date of payment.

         We are engaged in a dispute with Manchester Movers of Manchester, Connecticut regarding approximately $195,000 of damage to our furniture incurred during a move from our California office to our New Jersey and Orlando offices in 1998. We have agreed to mediate the dispute with Manchester Movers.

DIVIDEND POLICY

         We have never declared or paid a dividend on our Common Stock, and management expects that future earnings will be retained for operations and for expansion or development of our business. Whether we will pay dividends in the future will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, our general financial condition, restrictive covenants in loan or other agreements to which we may be subject, and such other factors as the Board of Directors may deem to be relevant, including the desirability of cash dividends to stockholders.

ENTRANCE INTO THE SMALL-BUSINESS FILING SYSTEM

         In order to take advantage of certain relaxed reporting requirements of the small-business "SB" filing system of the Securities and Exchange Commisison ("SEC"), we have entered the SB filing system commencing with the fical year ending October 31, 1999. Accordingly, we must file all reports required to be filed by the Securities and Exchange Act of 1934, as amended, on SB forms promulgated by the SEC, until we have exited the SB filing system. There can be no assurance that our entrance into the SB filing system will not have an adverse effect on our perception among investors and our position in the marketplace.


AMERICAN STOCK EXCHANGE LISTING

         Our Common Stock currently trades on the American Stock Exchange ("AMEX") under the trading symbol "DC." Based on our recent financial performance, certain continued listing guidelines of the AMEX were not currently met. Accordingly, there can be no assurances that the listing of our Common

Stock will be continued. However, on May 21, 1999, AMEX agreed that the listing of the Company would be continued pending review of the Company's Form 10-QSB for the quarter ending April 1999. We believe that our performance for that quarter, and our recent sale of 1,500,000 shares of additional equity on May 7, 1999 will favorably influence the AMEX's evaluation of continued listing. If our Common Stock is no longer listed on the AMEX, the marketability of our shares of Common Stock could be adversely affected.

ANTIDILUTION

         In connection with our employment of certain key officers, we have issued a significant number of Warrants to purchase Common Stock at a purchase price of $2.00 per share. During fiscal 1997 and 1998, we also issued an aggregate 350,000 Warrants to purchase Common Stock to certain officers and Directors as compensation for arranging financings. These Warrants provide for an increase in the number of Warrants under certain circumstances to protect against antidilution. Certain Warrants issued to investors in private placements from time to time also contain antidilution provisions. Exercise of these Warrants and/or subsequent increase in the number of Warrants pursuant to the antidilution provisions would be dilutive to existing holders of our Common Stock.

YEAR 2000 COMPLIANCE

         We are engaged in a continuous process of communicating with our major customers and suppliers. to determine Year 2000 ("Y2K") systems compatibility and compliance. We have been assured by our major suppliers that there will be no disruption in the delivery of goods and services. We believe that adequate resources are available for the supply of our raw materials and that our facility related equipment will be operational. We continue to assess the risks associated with program failures and plan to develop a formal contingency plan with our business partners to address specific risks. The failure to correct a material Y2K problem could result in an interruption in normal business activity. Our plan is expected significantly to reduce the risk associated with the Y2K issue. However, due to the inherent uncertainty of the Y2K issue and dependence on third-party compliance, no assurance can be given that potential Y2K failures will not adversely affect our operations, liquidity and financial position.

HISTORICAL LOSSES

         We reported net losses of $3,270,000 and $3,101,000 for the fiscal years ended October 25, 1998 and October 26, 1997, respectively, and a loss of $1,776,000 in the first quarter of fiscal year 1999. No assurance can be given that we will not incur substantial losses in the future.

COMPETITION

         We compete in each of our target markets against other companies, many of which have substantially greater financial, technical, marketing, distribution and other resources than we have. The principal competitive factors in the markets in which we participate are image quality, product performance and price.

         In domestic and international defense markets, our principal competitors are DRS Technologies Inc., and Miltope Group Inc. In addition, many airborne electronic data processing and communications prime contractors have the capability of manufacturing military and airborne products, and several such companies do presently manufacture products performing functions similar to our products. In almost all cases, these companies have substantially greater financial and technological resources than we have. In certain applications, our printers are higher in price than those of our competitors, and many of our competitors have more experience in the markets for lower-cost military printers than we have. We believe, however, that our printers usually perform at higher speed and with greater reliability in extreme environments.

DEPENDENCE ON MAJOR CUSTOMERS

         Most of the customers for our products are the DoD and prime contractors under programs funded by the DoD. For the fiscal years ended October 25, 1998 and October 26, 1997, direct and indirect DoD business represented approximately 71% and 67% of our revenuses, respectively. Because our products are intended to function as subsystems, they are sold to customers which manufacture, sell or use data processing or data communication systems which involve a processing, printing, recording or data entry function for which our products are suited. While we may be a subcontractor on a government program with an aggregate budget of billions of dollars extending over as much as a ten-year period, our share of the budget for any major program is relatively small.

         In the fiscal year ended October 25, 1998, our three largest customers in sales, the U.S. government (23.7%), Raytheon (22.3%) and Lockheed Martin (18.9%) accounted for an aggregate of 64.9% of our total sales. The loss of any one of these customers could have a material adverse impact on the results of our operations and on our financial condition.

         In the fiscal year ended October 26, 1997, our five largest customers in sales, Lockheed Martin (15.7%), the U.S. government (13.7%), GTE (12.5%), Computing Devices Canada (10.9%) and Digital Equipment Corporation (10.8%), accounted for an aggregate of 64% of our total sales.

         Companies which are engaged primarily in supplying equipment and services, directly or indirectly, to the U.S. government are subject to special risks including dependence on government appropriations, termination without cause, contract renegotiation and competition for the available DoD business. Over the past several years, we have been significantly impacted by market changes in the DoD. DoD budget forecasts indicate that overall funding will continue to decrease for the foreseeable future.

FLUCTUATIONS IN QUARTERLY RESULTS

         Our results of operations are subject to considerable fluctuations from quarter to quarter due to changes in demand for our products and other factors, and there can be no assurance that we will be profitable in any particular quarter. Demand for our products in each of the markets we serve can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring our products, changes in demand for the customers' products which incorporate or utilize our products and other factors beyond our control.

DEPENDENCE ON KEY PERSONNEL

         We believe that our success depends in part upon our ability to attract and retain highly skilled management, technical and marketing personnel. Competition for highly skilled personnel exists in all of these areas, and there can be no assurance that we will be successful in attracting and retaining such personnel.


LIMITED PROTECTION OF INTELLECTUAL PROPERTY

         We own a number of patents. Not every process or product we manufacture or develop which management deems significant to our business or prospects is protected by patents or pending patent applications. We are presently reviewing our patent situation to determine what action needs to be taken to preserve and/or initiate patent rights.

         We regard portions of the hardware designs and operating software incorporated into our products as proprietary and we attempt to protect them with a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to "reverse engineer" or otherwise obtain and use to our detriment information that we regard as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to our proprietary rights as do U.S. laws. There can be no assurance, therefore, that any of these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

VOLATILITY OF STOCK PRICE

         The trading price of our Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to announcements by us or our competitor of technological innovations or new products, announcements by us of marketing and distribution arrangements, general conditions in the industries in which we compete and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of our Common Stock.


CERTAIN CHARTER AND BY-LAW PROVISIONS AFFECTING COMMON STOCK

         Our Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of such shares without any further vote on action by our stockholders. The rights of the holders of Common Stock will be subject to, and could be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change of control of the Company. Certain provisions of Delaware law could delay or inhibit a merger, tender offer or proxy contest involving Datametrics Corporation.

VOLUME OF SHARES TO BE SOLD

         As of the date of this Prospectus we have 19,007,227 shares of Common Stock issued and outstanding. Of the shares of Common Stock being registered hereunder, 4,211,769 shares are currently issued and outstanding, and represent approximately 22.2% of our outstanding Common Stock. Assuming exercise of all the Warrants for 4,084,901 shares, the Selling Shareholders may sell up to 8,296,670 shares, which would then represent approximately 36% of our issued and outstanding shares of Common Stock. There are no contractual restrictions on the resale of the outstanding Common Stock. The sale on the open market of the Common Stock offered hereby, or the perception that these sales may occur, may depress prevailing market prices of the Common Stock. These factors may also make it more difficult for us to raise funds through future offerings of Common Stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the Selling Shareholders of the Common Stock offered by this prospectus. The shares of Common Stock will be sold from time to time by the Selling Shareholders at prevailing market prices. We will receive approximately $6,202,351 if all of the Warrants for the underlying the shares of Common Stock being registered are exercised. We expect to use these proceeds, if any, for working capital. See "Plan of Distribution."


Number of Shares to be Issued Pursuant to                   Warrant Exercise Price          Proceeds to Company(2)
Warrants
-----------------------------------------                   ----------------------          ----------------------
309,341 (Warrants issued November 1996)                         $1.50 per share                    $464,011
2,075,560 (Warrants issued December 1998)                       $1.50 per share                    $3,113,340
1,500,000 (Warrants issued May 1999)                             Variable (1)                   $2,025,000 (1)
200,000 (Warrants issued May 1999)                         100,000 @ $2.00 per share               $600,000
                                                           100,000 @ $4.00 per share
4,084,901 Total                                                                                   $6,202,351


(1) These Warrants have a variable  exercise  price  calculated as the lesser of
(i) $1.35 or (ii) the volume-weighted average price of the Common Stock for the 20 trading days immediately preceding the notice of exercise. Proceeds to the Company are based upon an assumed exercise price of $1.35 per share, but could vary in accordance with the foregoing. (2) Assumes exercise of all the Warrants underlying the Common Stock being offered hereby.


                             MARKET FOR COMMON STOCK

         Our Common Stock has been listed on the American Stock Exchange (Symbol "DC") since July 26, 1988. The following table sets forth the closing high and low sales prices of our Common Stock for each of the periods indicated below.

         Fiscal 1999 Quarter Ended                   High              Low
         -------------------------                   ----              ---
         January 24                                  $1 5/8            $ 3/4

         Fiscal 1998 Quarter Ended                   High              Low
         -------------------------                   ----              ---
         January 25                                  $2  3/16          $2 1/16
         April 26                                    $1   7/8          $1 7/8
         July 26                                     $1 11/16          $1 5/8
         October 25                                  $1 15/16          $  3/4

         Fiscal 1997 Quarter Ended                   High              Low
         -------------------------                   ----              ---
         January 26                                  $1 9/16           $  7/8
         April 27                                    $2 7/16           $1 1/4
         July 27                                     $1 11/16          $1 1/8
         October 26                                  $2 1/4            $1 3/16

     There were approximately 777 stockholders of record as of May 11, 1999.

         We have never declared or paid a dividend on our Common Stock, and management expects that future earnings will be retained for operations and for expansion or development of business. See "Liquidity and Working Capital" and "Dividends" under the heading entitled "Risk Factors".


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This prospectus contains certain statements of a forward-looking nature relating to future events or the future performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially.

RESULTS OF OPERATIONS

         Three Month Period Ended January 24, 1999 Compared To Three Month Period Ended January 25, 1998

         Sales for the three month period ended January 24, 1999 were $1,586,000 which was an increase of $61,000 or 4%, compared with sales of $1,525,410 in the same period in the prior fiscal year. Sales of defense and defense related products decreased $598,000, while other sales increased $659,000. The decrease in defense and defense related sales for the three months ended January 24, 1999 is attributable to lower than anticipated orders from the Department of Defense and prime contractors.

         Cost of sales for the first three months of fiscal 1999 was $1,084,000 (68% of sales), a decrease of $479,720 or 30%, compared with $1,584,000 (104% of sales) for the same period in the prior fiscal year. Cost of sales is down from the same period in the prior fiscal year due to lower direct labor costs in the Company's Florida manufacturing operation compared to the Company's former manufacturing operation in California.

         Research and development expenses were $62,000 for the three month period ended January 24, 1999, a decrease of $74,000 or 54%, compared with $136,000 for the same period in the prior year. The decrease is due to lower development costs associated with the Company's new family of industrial printers.

         Selling, general and administrative ("SG&A") expenses for the three month period ended January 24, 1999 were $867,000 (55% of sales) a decrease of $159,000, or 15%, compared with $1,026,000 (67% of sales) for the same period in the prior fiscal year. The decrease is due to lower administrative and support staff expenses throughout the company.

         Net interest expense amounted to $124,000 for the three month period ended January 24, 1999 compared with net interest expense of $87,000 for the same period in the prior year. This increase is due to higher outstanding borrowings.

         Lease Settlement expense of $1,225,000 for the three month period ended January 24, 1999 related to the Company's settlement of a dispute concerning rents due on formerly leased property in Woodland Hills, California

         The net loss for the three month period ended January 24, 1999 amounted to $(1,776,000) an increased loss of $464,000, compared with a net loss of $(1,312,000) for the same period in the prior year.

         Management has determined that, based on the Company's historical losses from recurring operations, the Company will not recognize its net deferred tax assets at January 24, 1999. Ultimate recognition of these tax assets is dependent, to some extent, on future revenue levels and margins. Management intends to assess the appropriate level for the valuation allowance each quarter.

         The contract process in which products are offered for sale is generally set before costs are incurred, and prices are based on estimates of the costs, which include the anticipated impact of inflation.

         The Company's backlog of funded orders not yet recognized as revenue at January 24, 1999 was approximately $4,604,000. Most of the January 24, 1999 backlog is expected to be delivered during the next twelve months.

         FISCAL YEAR 1998 COMPARED WITH FISCAL YEAR 1997

         Sales for the year ended October 25, 1998 were $7,742,000, a decrease of $9,055,000 or 54%, compared with sales of $16,797,000 in the prior fiscal year. Sales of defense and defense related products decreased $8,594,000, while other sales decreased by $461,000. Sales for fiscal 1998 were adversely impacted by lower than anticipated orders from the Department of Defense and prime contractors, the Company's decision not to accept orders for single or low quantity orders with substantial development costs, the Company's decision to relocate its manufacturing operations to Florida, and the time required for new manufacturing and supervisory personnel to learn to produce efficiently the Company's products.

         Cost of sales for fiscal 1998 was $5,570,000 (72% of sales), a decrease of $7,831,000 or 58%, compared with $13,401,000 (80% of sales) for the prior fiscal year. In the current year, cost of sales was favorably impacted by lower direct labor costs in the Company's Florida manufacturing operation compared to the Company's former manufacturing operation in California. In the prior year, cost of sales as a percentage of sales was unfavorably impacted by four contracts that were begun prior to October 1996 that lost $1,060,000, the $524,000 reserve taken for excess and obsolete inventory, and $275,000 in severance benefits in connection with the Company's relocation of its manufacturing operations to Florida.

         Research and development ("R&D") expenses were $544,000 for fiscal 1998, an increase of $201,000 or 59%, compared with $343,000 for fiscal 1997. The increase is primarily due to the continuing development costs of the Company's new family of industrial printers.

         Selling, general and administrative ("SG&A") expenses for fiscal 1998 were $4,373,000 (56% of sales), a decrease of $1,297,000, or 23%, compared with $5,670,000 (34% of sales) for the prior fiscal year. The reduction in SG&A was the result of lower defense-related marketing expenses, lower plant and facility expenses and lower administrative and support staff expenses throughout the Company. This reduction was partially offset by an increase in audit and legal fees for 1998.

         Net interest expense amounted to $518,000 for the year ended October 25, 1998 compared with net interest expense of $474,000 for fiscal 1997. This increase is due to higher outstanding borrowings.

         The net loss for the year ended October 25, 1998 amounted to $3,270,000, an increase of $169,000 or 5%, compared with net loss of $3,101,000 for the prior fiscal year.

         Management has determined that, based on the Company's historical losses from recurring operations, the Company will most likely not recognize its net deferred tax assets at October 25, 1998. Ultimate recognition of these tax assets is dependent, to some extent, on future revenue levels and margins. It is the intention of management to assess the appropriate level for the valuation allowance each quarter.

         The Company utilizes various computer software packages as tools in running its accounting operations. Management plans to replace the current Western Data Systems software with a software package better suited to support its current and future business needs. Management believes it will select and implement the appropriate software package by June 1, 1999. The Company believes that it has a prudent approach in place to address these issues. The approach includes: an assessment of internal programs and equipment; communication with major customers and vendors with respect to the state of readiness of their systems; an evaluation of facility related issues and the development of a contingency plan. This approach is designed to maintain an uninterrupted supply of goods and services to/from the Company. The Company is incorporating the Y2K computer programming language into its choice of an appropriate software package. The Company does not believe the investment required for its mainframe and critical hardware equipment to be Y2K compliant will be significant.

         The Company is in a continuous process of communicating with its major customers and suppliers. This contact is designed to determine systems compatibility and compliance. The Company has been assured by its major suppliers that there will be no disruption in the delivery of goods and services. The Company believes that adequate resources are available for the supply of its raw materials and facility related equipment will be operational.

         The Company continues to assess the risks associated with program failures and will develop a formal contingency plan with its business partners to address specific risks. The failure to correct a material Y2K problem could result in an interruption in normal business activity. The Company's plan is expected to significantly reduce the risk associated with the Y2K issue. However, due to the inherent uncertainty of the Y2K issue and dependence on third-party compliance, no assurance can be given that potential Y2K failures will not adversely effect the Company's operations, liquidity and financial position.

         The contract process in which products are offered for sale is generally set before costs are incurred, and prices are based on estimates of the costs, which include the anticipated impact of inflation.

LIQUIDITY AND CAPITAL RESOURCES

         Our principal capital requirements have been to fund working capital needs, capital expenditures and the payment of long term debt. We have recently relied primarily on internally generated funds, private placement proceeds and subordinated debt to finance operations. See "Liquidity and Working Capital" and "Default on Senior Secured Debentures" under the heading "Risk Factors."

         Net cash used in operations was $5 million and $1.6 million in 1998 and 1997, respectively. The change from 1997 to 1998 was primarily due to an increase in inventory in 1998 versus a decrease in inventory in 1997 and a greater reduction in accounts receivable in 1997 versus 1998.

         Net cash used in investing activities was $1.6 million and $0.3 million in 1998 and 1997, respectively. The change from 1997 to 1998 was primarily the result of the move of our manufacturing and distribution facility from California to Florida and our finance and administrative offices from California to New Jersey.

         Net cash provided by financing activities was $6.6 million and $1.8 million in 1998 and 1997, respectively. The change from 1997 to 1998 was primarily due to the issuance of Common Stock and warrants and an increase in long-term borrowings in 1998.

         On December 30, 1998, we sold approximately $3.45 million of 10% Subordinated Notes due 2000 (the "Subordinated Notes") which are unsecured and callable under certain conditions, and $1.55 million in shares of our Common Stock. In connection with the transaction we issued 5-year warrants exercisable into our Common Stock at a price of $1.50 per share.

         As part of the December 30, 1998 offering, investors holding $1.75 million of our Convertible Debentures issued earlier in the year exchanged their holdings for the new Subordinated Notes. In addition, holders of $500,000 of our Senior Subordinated Debentures also exchanged their debentures for the new Subordinated Notes. The net proceeds of approximately $2.75 million were used for debt retirement and working capital purposes.

         We are currently in default of approximately $1,350,000 in principal amount of our 10% Senior Subordinated Secured Debentures which remain outstanding. The Debentures were required to be repaid by their terms on May 25, 1998. We are currently negotiating a settlement with the holders, and expect to either issue new notes or repay the amounts owing with a combination of stock and cash during fiscal 1999. The holders of the Debentures have so far not exercised their remedies as creditors, but there is no guarantee that they will not pursue such remedies in the future.

         We currently have no revolving line of credit with a bank or financial institution.. In order to satisfy short-term working capital requirements, we are actively seeking a new revolving line of credit agreement from several banks. Our failure to obtain such credit could have a material adverse effect on our continued operations, or require that we obtain substitute financing at higher cost, or raise additonal capital through the sale of other debt or equity securities.

         From October 1996 through May 1999, through various private placements of debt and equity, we raised approximately $12.5 million.

         We hope to finance our capital expenditure requirements and other commitments with the proceeds from the various private placements, subordinated notes and other sources of working capital.

         Four former officers of the Company sued us in the Superior Court of the State of California in January 1997, seeking severance benefits under certain severence agreements. On September 28, 1998, a California trial court upheld the enforcability of the former officers' severance agreements and the officers requested entry of a judgment in the approximate amount of $1,200,000 plus interest and costs. We have appealed the judgment, which has been bonded, and the repayment of the bond has been guaranteed by the holder of a significant amount of our debt securities ("Guarantor"). The Guarantor received Warrants to purchase Common Stock in connection with the guarantee. If the guarantee is called on, we have agreed to issue such Guarantor 7% convertible debentures with a two year maturity in an amount equal to the amount paid by the Guarantor, which debentures will be convertible into shares of Common Stock at the lower of $2.00 per share or 75% of the closing sale price on the date of payment.

RECENT ACCOUNTING STANDARDS

         In June 1997, the Financial  Accounting  Standards Board issued two new
disclosure   standards.   Results  of  operations  and  financial  position  are
unaffected by implementation of these new standards.

         SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of and enterprises about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

         Both SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Both SFAS Nos 130 and 131 have no material impact on the Company's financial statements and disclosures.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivative contracts at their fair values, as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (2) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change, SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

         Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to effect its financial statements.


                                    BUSINESS

         Datametrics Corporation was incorporated in California in October 1962 and was reincorporated in Delaware in April 1987. We design, develop and sell high-speed color printers, high-resolution non-impact printer/plotters and ruggedized computers, printers and workstations for government/defense and industrial markets. We pioneered the development of high-speed, non-impact printers for tactical military applications. Our current product line includes printers, printer/plotters and ruggedized computers and workstations with diverse capabilities ranging from stringent military specifications to varying commercial standards.

COMPANY BACKGROUND

         The Company's current product line includes printers, printer/plotters and ruggedized computers and workstations with diverse capabilities ranging from stringent military specifications to varying commercial standards. The Company pioneered the development of high-speed, non-impact printers for tactical military applications. At present, ruggedized printers remain the Company's core product line, and the U.S. government (or the prime contractors to the U.S. government) remains its largest source of revenue. Building from this base, the Company has developed and manufactured other high-performance, high-reliability electronics communications equipment for aerospace, defense, industrial and commercial markets.

         Over the past several fiscal years, we have been significantly impacted by market changes in the DoD. DoD budget forecasts indicate that overall funding will continue to decrease for the foreseeable future. Our primary response to these adverse defense market conditions has been to develop and aggressively pursue industrial and international opportunities for our ruggedized printers and electronic communications equipment, expand our core ruggedized product line and explore opportunities and strategic alliances for our high-speed digital color printer products.

DEFENSE PRODUCTS

         We design, develop, manufacture and sell military specification ("mil-spec") and ruggedized computers, workstations and printers for use in DoD applications. Our products sold into the DoD markets can be categorized into three basic groups: mil-spec printers, ruggedized computers, and ruggedized printers. For the fiscal year ended October 25, 1998, approximately 71% of our revenues were derived from DoD business, including contracts with U.S. government contractors as well as the DoD itself.

         Mil-spec products are designed specifically to meet military requirements and must meet the stringent requirements for operation in adverse environments, including shock, vibration, extreme temperatures and, in some cases, nuclear radiation. Being so designed, these products are more reliable and significantly more expensive than ruggedized or industrial products (products designed for benign environments as are experienced in commercial applications). Industrial products can be used in selected military environments and are significantly less expensive than the mil-spec products. The broader intermediary category includes the ruggedized products which are generally configured to operate in some adverse environments but do not meet full mil-spec requirements.

         Military Printers. We manufacture a wide range of printers which are categorized as either milspec or ruggedized. These printers utilize thermal printing, impact printing and laser printing technologies. These printers are purchased and utilized by the DoD as well as by companies and organizations which manufacture, sell or use data processing or data communications systems that require "hard copy" printouts. Our products are incorporated into these systems. The military printers are more reliable than conventional commercial printers and are designed to work in severe environmental applications. The design and component selection allow the Company's printers to withstand certain adverse effects of dirt and grime, corrosion, droppage, bullets, moisture, extremes in hot and cold temperature, and in some cases, nuclear radiation. In connection with the U.S. government military peripheral standardization programs, the DoD has approved and assigned nomenclature (military identification) to standard computer peripherals for its defense systems. Several of our printers have been included in this standardization program, enabling the armed services to select our printers for new systems without incurring the expense of developing new printer documentation for each system. We believe that the inclusion of our printers in this standardization program influenced the purchase of our printers on several defense programs.

         Our high-resolution thermal printers utilize a thermal direct imaging method of printing. In the past, printers utilizing the thermal printing process generally could not meet the specifications required in certain rigorous environments. Due to technological improvements, thermal printers can now be built to operate in adverse environments while providing quiet and reliable printing operations. We have developed a low cost impact printer as well as a ruggedized laser printer which are targeted at the low end of the severe environment market. These ruggedized products utilize commercial components, some industrial (high-reliability, military rated) components, and are encased in a rugged case to withstand moderately severe environments.

         We have experienced the highest sales volume of full mil-spec printers with our DmC 1600 printer/plotter. These printers are used for the U.S. Navy's Tactical Flag Command Center ("TFCC"). The TFCC system provides the hard copy data utilized by the Fleet Commander when tactical decisions are required during crisis situations. The TFCC system is proposed for most of the Navy's nuclear super aircraft carriers and cruisers. In addition, the DmC 1600's are used for the U.S. Navy standard display consoles that are utilized on virtually every fighting ship in the fleet. This printer is qualified for the Navy's rigorous environmental standards. A special version of the DmC 1600 printer is being used for the U.S. Army REGENCY NET secure communications systems, the U.S. Navy's on-board anti-submarine warfare training program, and the MILSTAR Communications Satellite Program, the DoD's global communications system.

         Our DmC 1901 Model, a high resolution color printer/plotter, also is used by the U.S. Navy. This product line utilizes the thermal transfer process to produce high-resolution, full color images on plain paper. The thermal transfer technology used in the DmC Series 1901 differs from the direct imaging thermal process in that it uses plain paper and a multi-colored ribbon instead of direct imaging paper. These products provide between 40,000 and 90,000 pixels (picture elements) per square inch and up to 16,000,000 colors, shades or tones. This printer is used by the U.S. Navy for utilization within a number of Aegis subsystems. The military color printer market has been slow to develop due to cost considerations; however, we have developed a new lower cost ruggedized printer which we believe should enjoy higher sales.

         Ruggedized Computers. Our ruggedized products combine environmental and mechanical engineering technology with computer technology to produce products that perform identically to commercial counterparts, but are able to operate in adverse environments. We offer ruggedized versions of computer devices and peripherals encased in shock, vibration and temperature resistant housing for products of equipment manufacturers such as Hewlett-Packard Company, Silicon Graphics Inc., and Sun Microsystems Inc. This process often requires us to design and manufacture cases, controls, backplanes and power supplies. These products require much shorter development and testing periods than mil-spec products. As such, these products allow the military to deploy state-of-the-art computer technology rapidly, at a price greatly reduced from full mil-spec systems. These timing and price factors are responsive to current U.S. government trends.

         A substantial portion of our ruggedized products revenue is derived from the sale of workstations into the international marketplace. Workstations have been sold into the Japanese P-3 maritime patrol aircraft program. Other sales have been to France, Italy and Israel. This marketplace continues to be active for these products.

         International Military. We believe that international markets offer promising growth opportunities for our high-end monochrome and color printers and ruggedized printer, computers and workstations. As the U.S. government funding continues to decrease, other countries are increasing their military budgets, specifically in the Pacific Rim. These countries are assuming more of the burden of their defense roles as the U.S. military reduces its presence. We continue to be aggressive in the international marketplace, although there is greater inherent risk.

SIGNIFICANT CUSTOMERS AND MATTERS CONCERNING DOD BUSINESS

         Most of our customers are the DoD and prime contractors under programs funded by the DoD. For the fiscal years ended October 25, 1998 and October 26, 1997, direct and indirect DoD business represented approximately 71% and 67%, respectively, of our revenues. Because our products are intended to function as subsystems, they are sold to customers which manufacture, sell or use data processing or data communication systems which involve a processing, printing, recording or data entry function for which our products are suited. While we may be a subcontractor on a government program with an aggregate budget of billions of dollars extending over as much as a ten-year period, our share of the budget for any major program is relatively small.

         In the fiscal year ended October 25, 1998, our three largest customers in sales, the U.S. government 23.7%, Raytheon 22.3% and Lockheed Martin 18.9% accounted for an aggregate of 64.9% of total sales. The loss of any one of these customers could have a material adverse impact on our results of operations and financial condition.

         In the fiscal year ended October 26, 1997, our five largest customers in sales, Lockheed Martin (15.7%), U.S. government (13.7%), GTE (12.5%),
Computing Devices Canada (10.9%) and Digital Equipment Corporation (10.8%), accounted for an aggregate of 64% of total sales.

         Companies which are engaged primarily in supplying equipment and services, directly or indirectly, to the U.S. government are subject to special risks including dependence on government appropriations, termination without cause, contract renegotiation and competition for the available DoD business. Over the past several years, we have been significantly impacted by market changes in the DoD. DoD budget forecasts indicate that overall funding will continue to decrease for the foreseeable future.

         Our DoD related contracts provide for the right to audit our cost records and are subject to defective pricing regulation. We do not believe that we have any material exposure of this sort on any such contracts. Accordingly, no provisions have been made in our accounts in connection with defective pricing regulation.

HIGH-SPEED COLOR DIGITAL PRINTER

         In fiscal 1994, we began an intensive program to develop a high-speed color digital printer for the short-run production printer market. After significant development and marketing costs, coupled with limited market success, in October 1996 we idled and subsequently ceased all manufacture and marketing of our CYMax product line to permit a comprehensive strategic and operational feasibility study of our overall concurrent transfer imaging ("CTI") technology and potential applications. Following the completion of the strategic and operational feasibility study, we introduced a new family of five industrial and government/defense high-speed concurrent thermal transfer printers on July 21, 1997. Our new family of medium and wide format printers includes the Harrier
(TM), the Condor (TM) I and the Condor (TM) II for industrial customers, and the Cobra (TM) I and Cobra (TM) II for government/defense customers.

         The Harrier (TM), Condor (TM) series and Cobra (TM) series of print engines are robust, rugged, high-performance printers which incorporate a wide range of our newly-developed technological capabilities in the area of thermal transfer printing.

CERTAIN MARKET CONSIDERATIONS

         The markets we serve are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements and frequent new product introductions and enhancements. Our business requires ongoing research and development efforts and expenditures, and our future success will depend on our ability to enhance our current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. Any failure to anticipate or respond adequately to technological developments could result in a loss of anticipated future revenues and impair our competitiveness.

SERVICE

         Pursuant  to   maintenance   agreements,   repair  orders  or  warranty
provisions, we generally service our printers at our facility. In-house, non-warranty repairs and maintenance service provided 3.3% and 4.9% of our sales in fiscal 1998 and 1997, respectively. For both military and commercial products, our standard warranty period is ninety days, although longer warranty periods are available at customer request for an additional charge.

         Sales of spare parts for our products amounted to 18.1% and 17.8% of fiscal 1998 and 1997 revenue, respectively. We also sell documentation, such as handbooks, operational manuals, schematics and other technical data to assist its customers in maintaining their own equipment.

BACKLOG

         Our backlog of funded orders not yet recognized as revenue at January 24, 1999 and January 25, 1998, was approximately $4,604,000 and $3,142,000, respectively. More than 90% of the January 24, 1999 backlog is expected to be delivered during the fiscal year ending October 31, 1999.

SOURCES OF SUPPLY

         We are generally not dependent upon any one supplier for any raw material or component which we purchase, and there are available alternative sources for such raw materials and components. We are currently dependent, however, on certain OEM suppliers for components used in our ruggedized computer devices and peripherals. We have year-to-year renewable supply agreements with suppliers which have been renewed in prior years. In the event any of these contracts are not renewed, however, our business would be materially and adversely impacted because we would have to purchase similar components upon substantially less favorable terms and conditions.

COMPETITION

         We compete in each of our target markets against other companies, many of which have substantially greater financial, technical, marketing, distribution and other resources than we have. The principal competitive factors in the markets in which we participate are image quality, product performance and price.

         In domestic and international defense markets, our principal competitors are D.S. Technologies Inc., and Miltope Group Inc. In addition, many airborne electronic data processing and communications prime contractors have the capability of manufacturing military and airborne products, and several such companies do presently manufacture products performing functions similar to our products. In almost all cases, these companies have substantially greater financial and technological resources than we have. In certain applications, our printers are higher in price than those of our competitors, and many of our competitors have more experience in the markets for lower-cost military printers than we do. We believe, however, that our printers usually perform at higher speed and with greater reliability in extreme environments.




INTELLECTUAL PROPERTY RIGHTS

         It is our policy to obtain appropriate proprietary rights protection for any potentially significant new technology we have acquired or developed. We have a trademark registration covering our "DmC" (R) logo and for the Harrier
(TM) products, and have applied for registration for the Condor (TM) mark. We have been granted two U.S. patents relating to our high-speed color digital printer technology. We also have several U.S. patent applications pending relating to our high-speed color digital printer. There can be no assurance, however, that any patents will be granted pursuant to these various applications in the U.S. and abroad. See "Risk Factors" for further information about our intellectual property.

         In addition, we rely on copyright and trade secret laws to protect proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with our employees and consultants and other similar measures. There can be no assurance, however, that we will be successful in protecting trade secrets and other proprietary information.

         While we believe that our trademarks, patents, patent applications, and other proprietary know-how have significant value, changing technology makes our future success dependent principally upon our employees' technical competence and creative skills for continuing innovation.

RESEARCH AND DEVELOPMENT ACTIVITIES

         We are involved in both Company-sponsored and customer-sponsored research and development. In the latter case, customers contract directly for such activities. The customer-sponsored research and development primarily consist of non-recurring engineering costs relating to production contracts. In addition to design technology, this non-recurring engineering includes development of maintenance and operator manuals, drawings, reliability and maintainability analysis, technical design audits and data required to support field repairs. Such costs do not qualify as research and development costs as defined by Financial Accounting Standards Board Statement No. 2, and accordingly, have not been disclosed as such in our financial statements. We expended approximately $62,000 and $136,000 on research and development during the fiscal quarter ended January 24, 1999 and January 25, 1998, respectively.

EMPLOYEES

         As of January 24, 1999 we employed 94 persons on a full-time basis, compared to 73 persons on a full-time basis as of January 25, 1998. None of our employees are represented by a union or are subject to a collective bargaining agreement.

OTHER MATTERS

         Our business is not seasonal.

         Our manufacturing operations are subject to various federal, state and local laws, including those restricting or regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. We are not involved in any pending or threatened proceedings which would require curtailment of, or otherwise restrict, our operations because of such regulations, and compliance with applicable environmental laws has not had a material adverse effect on our business, financial condition or results of operations.


PROPERTIES

         Our operations are conducted from a 43,000 square foot manufacturing facility in Orlando, Florida, purchased in December 1997 for $899,000. In connection with the acquisition of this property, we obtained a mortgage loan in the amount of $975,000, which included approximately $76,000 to be used for building improvements. We completed our move to Florida during February 1998. A 6,600 square foot facility located in Calabasas, California was leased and opened in November 1997. This facility houses our technology center. The lease is for a three year term through October 2000. In April 1998, we leased a 5,400 square foot office in Florham Park, New Jersey in which our corporate offices are located. The lease provides for a five year term through March 2003. We believe that the rents for the leased properties are reasonable and that these facilities are suitable and adequate for our Company's current needs.

LEGAL PROCEEDINGS

         For a description of legal proceedings, refer to the section of this Prospectus entitled "Litigation" under the heading "Risk Factors" on page 5.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Management is vested in our Board of Directors and officers. The Board of Directors is divided into three classes with two members in Class I, two members in Class II and two members in Class III. Each class is elected for a term of three years. At each annual meeting, shareholders elect Directors to succeed those Directors in the class whose term expires at that annual meeting. Each newly elected Director holds office until the third succeeding annual meeting and until the election and qualification of his or her successor. The officers of the Company hold office at the discretion of the Board of Directors.

         The Board of Directors and executive officers of the Company and their respective ages are set forth in the table below. Also provided is a brief description of the business experience of each Director and executive officer during the past five years and an indication of directorships (if any) held by each Director in other companies subject to the reporting requirements under the Federal securities laws.


NAME                       AGE   POSITION(S) HELD
----                       ---   ----------------
Daniel P. Ginns            49    Chairman of the Board of Directors, Chief
                                 Executive Officer and Secretary

Adrien A. Maught, Jr.      49    Director, Chief Operating Officer and President

Douglas S. Friedenberg     46    Director

John W. O'Leary            63    Director

Richard J. Love            66    Director

William B. Pandos          39    Chief Financial Officer and Treasurer

James D. Sturgeon, Jr.     65    Vice President, Marketing

Vincent J. Cahill          52    Director


BUSINESS EXPERIENCE

         DANIEL P. GINNS has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 1996, and Secretary of the Company since February 1997. Mr. Ginns is also a Director of StarBase
Corporation, a company whose shares are quoted on The Nasdaq SmallCap(sm) Market. From 1989 to 1996, Mr. Ginns was President of Belmont Capital, Inc., a management and financial advisory firm.

         ADRIEN A. MAUGHT, JR. has served as Chief Operating Officer of the Company since February 1998, as President of the Company since January 1997 and as a Director of the Company since October 1996. As of the date of this prospectus, Mr. Maught is on medical leave from the Company. Mr. Maught was the Interim Chief Financial Officer of the Company from October 1996 until April 1997. From 1992 to 1997, Mr. Maught was the President of the Adrien A. Maught Company, an industrial real-estate and management consultant firm.

         DOUGLAS S. FRIEDENBERG has been a Director of the Company since October 1996. Mr. Friedenberg has also been President of Firebird Capital Management, a manager of hedge funds, since 1993. From July 1991 through March 1993, Mr. Friedenberg was the President of Unicorn Capital Management, a hedge fund manager. Mr. Friedenberg is a Director of Stratford Acquisition Corp., a company whose shares are listed on the OTC Bulletin Board.

         JOHN W. O'LEARY has been a Director of the Company since January 1999. Mr. O'Leary was the President and Chief Executive Officer of International Imaging Materials, Inc., a subsidiary of Paxar Corporation from 1984 to 1998. He is Chairman of the Board of AIM(R) USA and also serves on the board of directors of Marine Midland Bank, Rochester Region and the United Way of Rochester.

         RICHARD J. LOVE has been a Director of the Company since December 1998. Mr. Love is currently a principal of RJL Capital Management of Santa Barbara, California, an investment management firm. From 1973 to 1998, Mr. Love served as an investment counselor, then senior partner, of Loomis, Sayles & Co.

         WILLIAM B. PANDOS has served as Chief Financial Officer and Treasurer of the Company since December, 1998. From 1988 to 1998, Mr. Pandos served as
Vice President and Treasurer of Standard Uniform, Inc., headquartered in Irvington, New Jersey.

         JAMES D. STURGEON, JR. has served as Vice President, Marketing of the Company since February, 1998. Mr. Sturgeon served as Chief Operating Officer of the Company from April 1997 to February 1998, Vice President, Manufacturing Operations of the Company from April 1992 until April 1997 and Vice President, Operations of the Company from February 1989 until April 1992.

         VINCENT J. CAHILL has been a Director of the Company since April 1999. Since 1978 Mr. Cahill has been a consultant to The Colorworks, a screen printing and graphic imaging firm. Since 1996 he has served as a consultant to IT Strategies, a consulting company servicing the digital printing industry. Mr. Cahill is also a member of Newhill Technologies, LLC, which has pioneered development of digital technology for printing on ceramics and glass, and since 1998 has worked with Specialty Materials and Graphic Solutions, a firm which imports "thermo-weldable" printing materials. Mr. Cahill has written extensively on digital printing and graphic imaging as a contributing editor to Impressions Magazine and a writer for Screen Printing Magazine.


EXECUTIVE COMPENSATION

         The following table shows, for the fiscal years ended October 25, 1998, October 26, 1997 and October 27, 1996, the compensation earned by (i) the current Chief Executive Officer of the Company and (ii) the two executive officers of the Company who were serving as executive officers at the end of fiscal year 1998 and who received total annual salary, bonus and other compensation in excess of $100,000 during fiscal year 1998 (the "Named Executive Officers").



























                                            SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                              ----------------------
                  ANNUAL COMPENSATION                                      AWARDS                       PAYOUTS
                  -------------------                                      ------                       -------

                                                            OTHER           RE-
                                                           ANNUAL         STRICTED     SECURITIES                    ALL OTHER
NAME AND                                                   COMPEN-         STOCK       UNDERLYING        LTIP         COMPEN-
PRINCIPAL                                                  SATION         AWARD(S)      OPTIONS/        PAYOUTS        SATION
POSITIONS         YEAR       SALARY        BONUS(S)        ($)(3)           ($)         SARs(#)           ($)           ($)
---------            ----    -------       --------       ---------      ---------      --------         ------       --------
Daniel P. Ginns,     1998    252,681       ---            32,000(4)      10,000(5)      ---              ---            ---
Chief Executive      1997    261,035(1)    24,000         27,000(4)      10,000(5)      ---              ---            ---
Officer,             1996    17,500        ---            ---            ---            15,000           ---            ---
Secretary and
Chairman of the
Board of
Directors

Adrien A.            1998    200,891       ---            12,500(4)      10,000(5)      ---              ---            ---
Maught, Jr.          1997    210,901(2)    21,500         7,500(4)       10,000(5)      ---              ---            ---
President and        1996    13,500        ---            ---            ---            15,000           ---            ---
Director

James D.             1998    124,905       ---            ---            ---            ---              ---            ---
Sturgeon, Jr.,       1997    123,882       ---            ---            ---            1,750            ---            ---
Vice President,      1996    118,646       ---            ---            ---            10,000           ---            ---
Marketing


(1) Includes related party payments of $72,250 for fees paid to Belmont Capital Inc. for consulting services prior to becoming an employee of the Company.
(2) Includes related party payments of $45,750 for fees paid to Belmont Capital Inc. for consulting services prior to becoming an employee of the Company.
(3) Does not include perquisites to each of the Named Executive Officers that did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.
(4)      Directors fees.
(5) Restricted stock awarded in lieu of fees for attendance of certain meetings of Directors.


                    OPTION/WARRANT GRANTS IN LAST FISCAL YEAR

         The following table provides information concerning individual grants of Warrants made during the fiscal year ending October 25, 1998 to each of the Named Executive Officers. None of the shares of the Common Stock underlying these Warrants are being registered hereby. No stock options or stock appreciation rights were granted during fiscal 1998.

                                                          % of Total
                             Number of Securities      Warrants Granted
     Named Executive         Underlying Warrants        to Employees in      Exercise or Base
         Officer                 Granted (#)              Fiscal Year          Price ($/Sh)          Expiration Date
     ---------------         --------------------      ----------------      ----------------        ---------------
Daniel P. Ginns                   50,000 (1)                  20%                  $1.81                 10/27/02
Adrien A. Maught, Jr.             50,000 (1)                  20%                  $1.81                 10/27/02
James D. Sturgeon, Jr.               ----                    ----                  ----                    ----


(1) Represents warrants to purchase 50,000 shares of Common Stock of the Company granted on October 27, 1997, which are part of an aggregate
         150,000 warrants issued to executive officers and Directors of the Company during fiscal 1998 as compensation for arranging financings.

AGGREGATE OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/WARRANT VALUES

         The following table provides information with respect to the Named Executive Officers regarding the exercise of options/Warrants during the fiscal year ended October 25, 1998 and unexercised options/Warrants held as of the end of the fiscal year ended October 25, 1998. No stock appreciation rights were exercised during fiscal year 1998 or were outstanding at the end of fiscal year 1998.

                                                             NUMBER OF SECURITIES
                       SHARES                               UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-THE-
                      ACQUIRED           VALUE            OPTION/WARRANTS AT OCTOBER          MONEY OPTIONS/WARRANTS AT
                         ON            REALIZED                  25, 1998 (#)                    OCTOBER 25, 1998($)
      NAME          EXERCISE (#)          ($)             EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
      ----          ------------       --------     --------------------------------         ---------------------------
Daniel P. Ginns           0                0        757,500 (1)         7,500                    0            0

Adrien A.                 0                0        557,500 (2)         7,500                    0            0
Maught, Jr.

James D.                  0                0        64,000 (3)          0                        0            0
Sturgeon, Jr.


Notes:
(1) Includes warrants to purchase 700,000 shares of common stock issued in connection with Mr. Ginns' employment agreement, warrants to purchase 50,000 shares of common stock issued on October 27, 1997 as compensation for arranging financings, and 7,500 non-qualified stock options that are presently exercisable as of October 25, 1998 pursuant to a grant of 15,000 non-qualified stock options in October 1996, which options vest over a period of 16 fiscal quarters.

(2) Includes warrants to purchase 500,000 shares of common stock issued in connection with Mr. Maught's employee agreement, and warrants to purchase 50,000 shares of common stock issued on October 27, 1997 as compensation for arranging financings, and 7,500 non-qualified stock options that are presently exercisable as of October 25, 1998 pursuant to a grant of 15,000 non-qualified stock options in October 1996, which options vest over a period of 16 fiscal quarters.

(3) Includes (i) 4,000 shares of Common Stock subject to Incentive Stock Options that are presently exercisable and expire in February 2000,
         (ii) 10,000 shares of Common Stock subject to Incentive Stock Options that are presently exercisable as of October 25, 1998 and expire in December 2000, (iii) 10,000 shares of Common Stock subject to Incentive Stock Options that expired in December 1998, and (iv) 40,000 shares of Common Stock subject to Incentive Stock Options that expired in March 1999.


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

         In January 1997, we entered into employment agreements with Mr. Ginns to be our Chief Executive Officer of the Company, and with Mr. Maught to be our President. Each of these agreements currently terminates on December 31, 2002, but automatically renews for five years on January 1 and July 1 of each year so that the remaining term of each agreement will not be less than four and one-half years from the time of renewal. Under these agreements, Mr. Ginns and Mr. Maught are paid an initial annual base salary of $240,000 and $215,000, respectively. For each calendar year commencing with the calendar year beginning January 1, 1998, the base salary under these agreements is adjusted by the greater of 3% or a percentage equal to the percentage change in the Consumer Price Index for the year then ended from the prior calendar year. In addition to the base salary, the Compensation Committee of the Board of Directors may, in its sole discretion, pay a performance-based bonus to Mr. Ginns or Mr. Maught in any year during the term of their respective agreements.

         We have the right to terminate Mr. Ginns' or Mr. Maught's employment without cause at any time, provided, however, that Mr. Ginns and Mr. Maught each shall be entitled to payment of his base salary for a period equal to the greater of one year from the date of termination or the remainder of the employment agreement; and we shall continue to provide to each such executive
(and each member of his immediate family) all benefits provided by the employment agreement. In addition, upon termination in connection with a certain change in control of the Company, Mr. Ginns and Mr. Maught each shall be entitled to a cash payment equal to the lesser of three years' base salary or the maximum amount which would not result in any portion of such payment being subject to the excise tax under Section 4999 of the Internal Revenue Code.

         In connection with these employment agreements, we granted Mr. Ginns and Mr. Maught Warrants to purchase up to 700,000 and 500,000 shares, respectively, of the Company's Common Stock at a purchase price of $2.00 per share. The Warrants provide for increase in the amount of Warrants issued under certain circumstances to protect against antidilution. All of these Warrants are immediately exercisable and have a term of five years. Upon renewal of the employment agreement, the five-year term of the Warrants is automatically renewed, commencing with the date of the employment agreement.

         We know of no arrangement among Stockholders which may result in a change of control of the Company.

DIRECTOR COMPENSATION

         As Chairman of the Board of Directors, Daniel P. Ginns is entitled to an annual retainer fee of $32,000. All other Directors are entitled to receive an annual retainer fee of $12,500. In addition, each Director serving as Chairman on any committee of the Board of Directors is entitled to receive $1,600 for each committee meeting attendance, and all other Directors who are committee members are entitled to receive $800 for each committee meeting attendance. Pursuant to a written resolution of the Board of Directors, the Company has agreed to issue 10,000 shares of Common Stock to each Director in lieu of fees for committee participation. Accordingly, the Company has issued 10,000 shares to each Director during fiscal years 1997, 1998 and 1999 in lieu of fees for committee participation during each of those fiscal years, and the Company expects to continue issuing such shares of Common Stock in the future. These shares of Common Stock are restricted shares and may not be offered or sold unless registered under the Securities Exchange Act of 1933, as amended, or pursuant to an exemption therefrom.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since the fiscal year ended October 25, 1998, certain of our executive officers and Directors have engaged in transactions with us from time to time. Except as set forth below, these transactions involved (i) the purchase of our Common Stock and Warrants to purchase Common Stock in connection with various private placements on terms and conditions no different than those afforded to other investors, or (ii) amounts not exceeding $60,000.

         o On April 14, 1999, we borrowed $50,000 from Daniel P. Ginns, our Chief Executive Officer, which principal amount was repaid in full on April 15, 1999.
         o On April 27, 1999, we borrowed $30,000, from a member of the immediate family of Daniel P. Ginns, which principal amount was repaid in full on April 28, 1999.
         o On April 20, 1999, we borrowed $50,000 from Daniel P. Ginns, which principal amount currently remains outstanding.

         During the fiscal year ending October 25, 1998, we paid $371,225 and $450,000 for liability and medical insurance, respectively, to Arthur A. Watson & Co., Inc., an entity of which Stephen Gass, a Director of the Company during fiscal 1998, is an Executive Vice President and stockholder. Management believes that these payments did not exceed amounts that a similarly situated computer and office equipment manufacturing company would reasonably expend for liability and medical insurance in an arms-length transaction. Mr. Gass resigned from the Board of Directors of the Company in July 1998.


                            DESCRIPTION OF SECURITIES

         The Certificate of Incorporation of Datametrics Corporation, as amended, authorize the issuance of up to 40,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of Preferred Stock having a par value of $.01 per share. As of the date of this prospectus, we have 19,007,227 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

         Of the 8,296,670 shares of Common Stock being registered hereunder, 4,211,769 shares of Common Stock were issued to the Selling Shareholders in private transactions. The remaining shares are issuable upon the exercise of the 4,084,901 Warrants discussed below under "Warrants."

         Each share of Common Stock entitles the holder thereof to vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect on an annual basis the entire class of Directors then standing for election and holders of the remaining shares by themselves cannot elect any Directors. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared in respect of the Common Stock by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding are and the shares of Common Stock to be sold in this Offering will be, when issued, fully paid and non-assessable.


DIVIDENDS POLICY

         We have never declared or paid a dividend on our Common Stock, and management expects that future earnings will be retained for operations and for expansion or development of business. Whether we will pay dividends in the future will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, our general financial condition, restrictive covenants in loan or other agreements to which we may be subject, and such other factors as the Board of Directors may deem to be relevant, including the desirability of cash dividends to stockholders.

WARRANTS

         Of the Warrants to purchase 4,084,901 shares of Common Stock, which shares are being registered hereby, Warrants to purchase 309,341 shares of Common Stock were part of an issue to 12 investors in connection with the private placement of $1,850,000 Subordinated Notes in November, 1996. Each of these Warrants entitles the holder to purchase, one share of our Common Stock, at a price of $1.50 per share, (subject to adjustment), at any time until November 2001. We have the right to redeem the Warrants at any time prior to the expiration of the exercise period, provided that the closing sale price of our Common Stock as reported on the American Stock Exchange, or other exchange on which the Common Stock is listed, shall have for a period of twenty consecutive days prior to the notice of such redemption equaled or exceeded 200% of the Warrant exercise price.

         Warrants to purchase 2,075,560 shares of Common Stock were issued to approximately 7 investors in connection with the private placement of $3,450,000 of 10% Subordinated Notes Due 2000 in December, 1998. Each of these Warrants entitles the holder to purchase, at a price of $1.50 per share, subject to adjustment, one share of our Common Stock until December 2003. Warrants for the purchase of 1,229,800 shares of Common Stock are exercisable in full at any time commencing with the date of issuance. The warrants for the purchase of the remaining 845,760 shares of Common Stock are exercisable at a rate of 3,000 Warrants per quarter per $100,000 principal amount of the 10% Subordinated Notes purchased, commencing with the calendar quarter ending December 31, 1998 until the calendar quarter ending September 30, 2000. We have the right to redeem the Warrants at any time prior to the expiration of the exercise period for a price equal to the exercise price, provided that the closing sale price of our Common Stock (as reported on the American Stock Exchange, or other exchange on which the Common Stock is listed) equaled or exceeded $3.00 per share for a period of twenty consecutive days prior to the notice of such redemption. As part of that arrangement, the Company is required to file this Registration Statement.

         Warrants to purchase 1,500,000 shares of Common Stock were issued to 3 investors in connection with the private placement of 1,500,000 shares of Common Stock in May 1999. Each of these Warrants entitles the holder to purchase one share of our Common Stock at any time until May 2004, at a per share price (subject to adjustment) equal to the lesser of: (i) $1.35, or (ii) the volume-weighted average price of the Common Stock for the 20 trading days immediately preceding the notice of exercise. We have the right to call 25% of the Warrants upon 30 calendar days written notice to the holder, provided that our Common Stock trades at a price equal to or greater than $3.00 per share for 20 consecutive trading days prior to the date of the call notice to the holder, and provided further that this registration statement has been declared effective.

         Warrants to purchase 200,000 shares of Common Stock were issued to Continental Capital and Equity Corp. pursuant to a Marketing Access Program Marketing Agreement. Holders may exercise these warrants at any time until in May 2004, at a price of $2.00 per share with respect to 100,000 of such Warrants, and $4.00 per share with respect to 100,000 of such Warrants, subject to adjustment.

         With respect to each of the foregoing Warrants, we have reserved an equivalent number of shares of Common Stock for issuance on exercise of the Warrants. The Warrants are nontransferable, and may be exercised in whole or in part, subject to the limitations discussed above.

         Any Warrant holders who do not exercise their Warrants prior to the conclusion of the exercise period will forfeit the right to purchase the shares of Common Stock underlying the Warrants and any outstanding Warrants will become void and be of no further force or effect.

         The exercise price of each of the foregoing Warrants and the number of shares to be obtained upon the exercise of the Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a reclassification of the Common Stock. Holders of the Warrants have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Warrants.

         We are registering the shares of Common Stock underlying the Warrants pursuant to Registration Rights Agreements or other contractual obligations between us and the holders of the Warrants. We have agreed to pay all registration expenses incurred in connection with the registration of the Common Stock issuable upon exercise of the Warrants.

TRANSFER AGENT

         Chase Mellon Shareholder Services, LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660 serves as transfer agent for our Common Stock.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 8, 1999 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group.

                                               AMOUNT OF      PERCENT OF SHARES
             BENEFICIAL OWNER                   SHARES        BENEFICIALLY OWNED
             ----------------                BENEFICIALLY     ------------------
                                                 OWNED
                                             ------------
Daniel P. Ginns (1)                             839,375  (2)         4.4%
Douglas Friedenberg (1)                       1,092,205  (3)         5.7%
Adrien A. Maught (1)                            589,375  (4)         3.1%
John W. O'Leary (1)                              26,875  (5)           *
William B. Pandos (1)                                      0           *
James D. Sturgeon, Jr. (1)                       14,000  (6)           *
Richard Love (1)                                351,160  (7)         1.8%
Vincent J. Cahill(1)                             10,937  (8)           *
All Executive Officers and Directors as a                              *
                                              --------------          ---
Group (8 People)                              2,923,927              15.4%

Headwaters Capital (9)                        2,000,000 (10)         10.5%
Robert London (11)                            1,460,000               7.7%
Parker Quillen (12)                           1,198,966 (13)         6.37%

         *less than 1%



Notes:

    (1) The addresses of each of these persons is c/o Datametrics Corporation, 25B Hanover Road, Suite 3305, Florham Park, New Jersey 07932. The affiliation of each of these persons with the Company within the past three years is set forth in the section of this Prospectus entitled "Management."

    (2) Includes 700,000 shares of Common Stock underlying warrants presently exercisable at $2.00 per share; 50,000 shares of Common Stock underlying warrants exercisable at $1.00 per share; and 50,000 shares of Common Stock underlying warrants exercisable at $1.81 per share. Also includes 9,375 shares of Common Stock subject to non-qualified stock options presently exercisable at $1.25 per share. Excludes 5,625 shares of Common Stock subject to non-qualified stock options not exercisable during the next 60 days.

    (3) Includes 100,000 shares of Common Stock underlying warrants presently exercisable at $2.00 per share and 50,000 shares of Common Stock underlying warrants presently exercisable at $1.81 per share. Also includes 9,375 shares of Common Stock subject to non-qualified stock options presently exercisable at $1.25 per share. Also includes the holdings of each of the following, as to each of which Mr. Freidenberg exercises investment control:
    (a) Peter Sosnkowski IRA - 16,667 shares of Common Stock; (b) Firebird Overseas, Ltd. - 476,911 shares of Common Stock (including 80,002 shares of Common Stock underlying warrants presently exercisable at $1.50 per share);
    (c) Firebird Partners LP - 193,347 shares of Common stock; and (d) Euro-Dutch Company - 185,905 shares of Common Stock (including 23,334 shares of Common Stock underlying warrants presently exercisable at $1.50 per share).

    (4) Includes 500,000 shares of Common Stock underlying warrants presently exercisable at $2.00 per share and 50,000 shares of Common Stock underlying warrants presently exercisable at $1.81 per share. Also includes 9,375 shares of Common Stock subject to non-qualified stock options that are presently exercisable at $1.25 per share. Excludes 5,625 shares of Common Stock subject to non-qualified stock options not exercisable during the next 60 days.

    (5) Includes 1,875 shares of Common Stock subject to non-qualified stock options that are presently exercisable at $1.88 per share. Excludes 13,125 shares of Common Stock subject to non-qualified stock options not exercisable during the next 60 days.

    (6) Includes 10,000 shares of Common Stock subject to incentive stock options that are presently exercisable at $7.875 per share, and 4,000 shares of Common Stock subject to incentive stock options that are presently exercisable at $5.75 per share.

    (7) Includes 25,000 shares of Common Stock underlying Warrants presently exercisable at $1.00 per share, and 1,875 shares of Common Stock subject to non-qualified stock options that are presently exercisable at $1.94 per share. Excludes 13,125 shares of Common Stock subject to non-qualified stock options not exercisable during the next 60 days

    (8) Includes 937 shares of Common Stock subject to non-qualified stock options that are presently exercisable at $1.31 per share. Excludes 14,063 shares of Common Stock subject to non-qualified stock options not exercisable during the next 60 days.

    (9) The address of Headwaters Capital is 220 Montgomery Street, Suite 500, San Francisco, California 94965.

    (10) Includes 1,000,000 shares of Common Stock underlying warrants exercisable at the lesser of $1.35 per share or the "volume-weighted average price" (See the discussion under the heading "Description of Securities" in this prospectus).

    (11) The address of Robert London is 212 Aurora Drive, Montecito, CA 93108.

    (12) The address of Mr. Quillen is c/o Quilcap Corporation, 375 Park Avenue, Suite 1404, New York, New York.

    (13) Includes the holdings of each of the following, as to each of which Mr. Quillen exercises investment control: Little Wing LP - 637,392 shares of Common Stock underlying warrants presently exercisable at $1.50 per share; Little Wing Too LP - 68,856 shares of Common Stock underlying warrants presently exercisable at $1.50 per share; and Tradewinds Fund Limited - 492,718 shares of Common Stock underlying warrants presently exercisable at $1.50 per share.

We know of no arrangement which may result in a change in control of the Company.


                   SECURITY OWNERSHIP OF SELLING SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 8, 1999 by each Selling Shareholder .


                                             SHARES             ISSUED           SHARES            SHARES
                                          BENEFICIALLY        SHARES TO        SUBJECT TO       BENEFICIALLY
                                           OWNED PRIOR        BE SOLD IN        WARRANTS        OWNED AFTER
         SELLING SHAREHOLDERS                TO THE              THE           TO BE SOLD         OFFERING
                                            OFFERING           OFFERING          IN THE             (AND
                                                                 (1)            OFFERING          PERCENT)
                                                               --------        ----------        -----------
Robert London                               1,460,000         1,460,000                            0    (*)
Michael Rich                                   30,000            30,000                            0    (*)
Rich Family Partnership, LLC                  144,625           100,625        44,000 (2)          0    (*)
Minette Rich                                   64,687            64,687                            0    (*)
Michael Rich IRA                              122,187           122,187                            0    (*)
Minette Rich IRA                               71,875            71,875                            0    (*)
Fenwood Equities                               16,667                          16,667 (2)          0    (*)
Peter Wyman                                    31,667                          16,667 (2)        15,000 (*)
Peter Sosnkowski IRA (3)                       16,667                          16,667 (2)
Firebird Overseas Ltd. (3)                    476,911           282,857        80,002 (2)       114,052 (*)
Firebird Partners LP (3)                      193,347           162,619                          30,728 (*)
Euro-Dutch Company (3)                        185,905           162,571        23,334 (2)         0     (*)
Evergreen Worldwide Investment                                                                    0     (*)
Fund                                           83,335                          83,335 (2)         0     (*)
Neal & Company                                 83,335                          83,335 (2)         0     (*)
Allen Ozdemir                                  33,334                          33,334 (2)         0     (*)
Quilcap Corporation: (4)                                                                          0     (*)
       Little Wing LP                         637,392 (5)                     822,786 (2)
       Little Wing Too LP                      68,856 (6)                      88,758 (2)         0     (*)
Quilcap International Corporation :                                                               0     (*)
      Tradewinds Fund Ltd. (7)                492,718 (8)                     636,016 (2)
Cannell Capital Management: (9)                                                                   0     (*)
      Cuttyhunk Fund Limited                  101,500 (10)                    154,000 (2)
      Tonga Partners LP                       188,500 (11)                    286,000 (2)         0     (*)
The Manufacturer's Life Insurance                                                                 0     (*)
Company (U.S.A.)                              150,000          150,000
Settondown Capital International,                                                                 0     (*)
Ltd.                                          500,000          250,000        250,000 (12)
Headwaters Capital                          2,000,000        1,000,000      1,000,000 (12)        0     (*)
Manchester Asset Management,                                                                      0     (*)
Ltd.                                          500,000          250,000        250,000 (12)        0     (*)
Continental Capital & Equity Corp.            304,348          104,348        200,000 (13)        0     (*)
                                              -------          -------        ------------
                           TOTAL:           7,957,856        4,211,769      4,084,901
*less than 1%


         Notes:

         (1) This column represents currently outstanding shares of Common Stock which are being registered for sale.

         (2) Represents shares of Common Stock underlying warrants exercisable at $1.50 per share.

         (3) These entities are affiliates of Douglas Freidenberg, a director of the Company.

         (4) Quilcap Corporation, and its two funds, Little Wing LP and Little Wing Too LP, are affiliates of Parker Quillen, a beneficial owner of in excess of 5% of the Company's outstanding Common Stock.

         (5) Represents the number of shares of Common Stock beneficially owned by this Stockholder. The remainder of the shares subject to warrants listed as to be sold vest at the rate of 37,080 per quarter through September 30, 2000.

         (6) Represents the number of shares of Common Stock beneficially owned by this Stockholder. The remainder of the shares subject to warrants listed as to be sold vest at the rate of 3,981 per quarter through September 30, 2000.

         (7) Quilcap International Corporation, and its fund, Tradewinds Fund Limited, are affiliates of Parker Quillen, a beneficial owner of in excess of 5% of the Company's outstanding Common Stock.

         (8) Represents the number of shares of Common Stock beneficially owned by this Stockholder. The remainder of the shares subject to warrants listed as to be sold vest at the rate of 28,661 per quarter through September 30, 2000.

         (9) Cannell Capital Management is the investment advisor for each of Cuttyhunk Fund Limited and Tonga Partners LP.

         (10) Represents the number of shares of Common Stock beneficially owned by this Stockholder. The remainder of the shares subject to warrants listed as to be sold vest at the rate of 10,500 per quarter through September 30, 2000.

         (11) Represents the number of shares of Common Stock beneficially owned by this Stockholder. The remainder of the shares subject to warrants listed as to be sold vest at the rate of 19,500 per quarter through September 30, 2000.

         (12) Represents shares of Common Stock underlying warrants exercisable at the lesser of $1.35 per share or the "volume-weighted average price" (See the discussion under the heading "Description of Securities" in this prospectus).

         (13) Represents 100,000 shares of Common Stock underlying warrants exercisable at $2.00 per share and 100,000 shares of Common Stock underlying warrants exercisable at $4.00 per share .



                              PLAN OF DISTRIBUTION

         We have been advised that the Selling Shareholders may sell Securities from time to time in transactions on the American Stock Exchange or on other exchanges on which the Securities may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Securities or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders are not restricted as to the price or prices at which they may sell their Securities. Sales of Securities by the Selling Shareholders may depress the market price of our securities since the number of Securities which may be sold by the Selling Shareholders is relatively large compared to the historical average weekly trading of our securities, and therefore, if the Selling Shareholders were to sell, or attempt to sell, all of such Securities at once, we believe such a transaction could adversely impact the market price for our securities. As used herein, "Selling Shareholders" includes donees and pledgees selling Securities received from a named Selling Shareholder after the date of this prospectus.

         The Selling Shareholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers or agents who participate in the distribution of Securities hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Act.

         The Selling Shareholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Shareholders.

         In order to comply with certain states' securities laws, if applicable, the Securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective November 3, 1997, we dismissed Ernst & Young LLP as our certifying accountants and engaged Deloitte & Touche LLP as our certifying accountants, as reported in a Current Report on Form 8- K, filed with the Securities and Exchange Commission on November 7, 1997.

         On February 18, 1998, our certifying accountants, Deloitte & Touche LLP, resigned as reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 1998. We had disagreements with our certifying accountants concerning the classification of certain inventoried parts as long-term and our ability to continue as a going concern.

         Effective April 23, 1998, we engaged BDO Seidman, LLP as our certifying accountants, as reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 1998.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by the General Corporation Law of Delaware (the "Delaware Code"). The Delaware Code provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption's as provided in Section 174 of the Delaware Code; or (iv) for any transaction from which the Director derives an improper personal benefit. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, except against actions by the Company approved by the Board of Directors, and requires the Company to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby have been passed upon for the Company by _________________________________________ .


                                     EXPERTS

         The consolidated financial statements included in this prospectus and in the Registration Statement have been audited by ________________, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We  have  filed  with  the  Securities  and  Exchange   Commission,   a
Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange
Commission. For further information with respect to our company and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of such materials at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800- SEC-0330. Our Electronic filings made through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's worldwide web site (http://www.sec.gov). In addition, such material may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                           ----
UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE FISCAL QUARTER ENDING JANUARY 24, 1999

Consolidated Balance Sheet as of January 24, 1999.........................................................  F-2
Consolidated Statements of Operations for the three months ended January 24, 1999 and January 25, 1998....  F-3
Consolidated Statements of Cash Flows for the three months ended January 24, 1999 and January 25, 1998....  F-4
Notes to Consolidated Financial Statements................................................................  F-5

CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING OCTOBER 26, 1997 AND OCTOBER 25, 1998

Report of ___________, Independent Auditors...............................................................  F-7
Consolidated Balance Sheet as of October 25, 1998.......................................................    F-8
Consolidated Statements of Operations for the fiscal  years ended October 25, 1998 and
October 26, 1997..........................................................................................  F-9
Consolidated Statements of Stockholders' Equity for the fiscal years ended October 25, 1998 and
     October 26, 1997.....................................................................................  F-10
Consolidated Statements of Cash Flows for the fiscal years ended October 25, 1998 and October 26, 1997
 ..........................................................................................................  F-11
Notes to Consolidated Financial Statements................................................................  F-12


    CONSOLIDATED                                         DATAMETRICS CORPORATION
    BALANCE SHEET

                                                                  January 24, 1999
    (In thousands, except for share data)                             (unaudited)
    ------------------------------------                        --------------------
    ASSETS
    CURRENT ASSETS:
      Cash and cash equivalents                                               $275
      Accounts receivable, net of allowance for
            doubtful accounts of $195,000                                    2,287
      Inventory, net                                                         4,421
      Prepaid expenses and other current assets                                 10

                                                                ------------------
        Total current assets                                                 6,993

    Property and Equipment, at Cost:
      Land                                                                     420
      Building                                                               1,042
      Machinery and equipment                                                3,312
      Furniture, fixtures & computer equipment                               2,562
      Leasehold improvements                                                    71

                                                                ------------------
                                                                             7,407
      Accumulated depreciation and amortization                            (5,221)

                                                                ------------------
      Net property and equipment                                             2,186
    Inventoried parts                                                        3,200
    Other Assets                                                               762

                                                                ------------------
                                                                           $13,141

                                                                ==================
    LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES:
      Current maturities of long-term debt                                  $1,852
      Accounts payable                                                       1,024
      Accrued commissions and payroll                                          182
      Accrued warranty                                                          30
      Other accrued expenses                                                   393
      Other accrued liabilities                                              1,225

                                                                ------------------
        Total current liabilities                                            4,706

    Long-Term Debt, Less current maturities                                  3,896
    Loan Payable                                                               746

                                                                ------------------
        Total liabilities                                                    9,348

                                                                ------------------
    Commitments and Contingencies
    Stockholders Equity
      Common stock, $.01 par value--40,000,000 shares
         authorized; 17,172,879 shares issued and
         outstanding                                                           172
      Additional paid-in capital                                            39,455
      Accumulated deficit                                                 (35,834)
                                                                ------------------
        Total stockholders' equity                                           3,793

                                                                ------------------
                                                                           $13,141
    See accompanying notes.
                                                                ==================

CONSOLIDATED                                            DATAMETRICS CORPORATION
STATEMENTS OF OPERATIONS


(Unaudited)                                           For The Three Months                 For The Three Months
                                                              Ended                               Ended
                                                        January 24, 1999                     January 25, 1998
(In thousands, except per share data)
-------------------------------------                ==============================================================
SALES                                                                 $1,586                                 $1,525
  Cost of sales                                                        1,084                                  1,588
  Research & development                                                  62                                    136
  Selling, general & administrative                                      867                                  1,026
  Lease settlement expense                                             1,225                                   -

                                                     -----------------------           ----------------------------
Operating Loss                                                       (1,652)                                (1,225)
Interest expense, net                                                    124                                     87


                                                     -----------------------           ----------------------------

Net loss                                                            ($1,776)                                (1,312)
                                                     =======================           ============================

                                                                                       ============================
Loss per share of common stock:
  Basic and diluted                                                  ($0.11)                                ($0.08)


                                                     =======================           ============================


WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
  Basic and diluted                                                   16,578                                15,031
                                                       ---------------------                     -----------------


                             See accompanying notes

CONSOLIDATED STATEMENTS OF                              DATAMETRICS CORPORATION
CASH FLOWS
(Unaudited)
                                                     For The Three Month Period

(In thousands)(Brackets denote cash outflows)          January 24, 1999              January 25, 1998
---------------------------------------------          ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      (1,776)                      (1,312)
  Adjustments:
     Depreciation and amortization                                  121                          152

  Changes in assets and liabilities
     Accounts receivable                                          (308)                        1,377
     Inventory                                                    (281)                        (792)
     Prepaid expenses and  other current assets                      45                            2
     Other Assets                                                    48                           16
     Accounts payable                                              (10)                        (504)
     Accrued commission and payroll                                (43)                        (125)
     Other accrued expenses                                       1,178                         (43)
     Advance and progress payments from customers                     -                         (63)
     Other long-term liabilities                                      -                           12

                                                     ------------------   --------------------------
Net cash used in operating activities                           (1,026)                      (1,280)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment                     -                        (922)

                                                     ------------------   --------------------------
Net cash used in investing activities                                 -                        (922)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving line of credit                            426                        3,358
  Payments on revolving line of credit                          (2,095)                      (3,131)
  Payment on capitalized lease obligations                         (17)                          (6)
  Borrowings on long-term debt                                    1,200                          899
  Payments on long-term debt                                          -                         (85)
  Proceeds from the issuance of common stock and                  1,559                        2,002
  warrants

                                                     ------------------   --------------------------
Net cash provided by financing activities                         1,073                        3,037

                                                     ------------------   --------------------------
Net increase in cash and cash equivalents                            47                          835
Cash and cash equivalents at the beginning of the                   228                          200
period

                                                     ------------------   --------------------------
CASH AND CASH EQUIVALENTS AT THE END OF                            $275                       $1,035
THE PERIOD

                                                     ==================   ==========================
Cash paid during the period for:
   Interest                                                         $37                         $132
   Income Taxes                                                       -                            -

Non-Cash Transactions
   Exchange of 7% Convertible Debentures for 10%
          Senior Subordinated Notes Due 2000                     (1750)                          ---
   Exchange of Senior Subordinated Debentures for
          10% Senior Subordinated Notes Due 2000                  (500)                          ---

See accompanying notes.


                             DATAMETRICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 January 24,1999
                                   (Unaudited)

1. The consolidated financial statements include the accounts of Datametrics Corporation and its wholly-owned subsidiaries (collectively, the "Company").

           The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission for the requirements of the Quarterly Report on Form 10-QSB. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules andregulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the statements and notes thereto included in the October 25, 1998 year-end financial statements included herein.

           The information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to present a fair statement of the financial position and results of operations for the interim periods. Much of the Company's business is longer term and involves varying development, production, and delivery schedules. Accordingly, results of a particular quarter or quarter-to-quarter comparisons of recorded sales and profits may not be indicative of future operating results, including results for the fiscal year ending October 31, 1999.

2. INVENTORIES. Stockroom inventories consist primarily of materials used by the Company for existing and anticipated contracts and materials and finished assemblies which are held to satisfy spare parts requirements of the Company's customers. Those parts not expected to be sold within one year are classified as a non-current asset. The Company does not amortize its non-current inventory, rather the Company evaluates all inventory for obsolescence on a periodic basis and records estimated reserves.

Inventories as of January 24, 1999 consist of the following:

       Inventories of parts and sub-assemblies                  $11,184,000
       Contracts in progress                                      1,065,000
       Finished goods                                               200,000
                                                           ----------------
                                                                 12,449,000
       Less non current inventories                              (3,200,000)
       Less reserve for obsolescence                             (4,828,000)
                                                                $ 4,421,000

 3.        ISSUANCE OF SUBORDINATED NOTES AND COMMON STOCK

           On December 29, 1998, the Company closed a private placement of approximately $3.45 million of 10% Subordinated Notes due in December 2000 (the "Subordinated Notes") and $1.55 million in shares of the Company's common stock. The Subordinated Notes, which are unsecured and callable under certain conditions, provide for the Company to issue 5-year warrants exercisable into the Company's common stock at a price of $1.50 per share. As part of the offering, investors holding $1.75 million of the Company's Convertible
Debentures issued earlier in the year exchanged their holdings for new 10% Subordinated Notes. In addition, holders of $500,000 of the Company's Senior Subordinated Debentures also exchanged

                             DATAMETRICS CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                 January 24,1999
                                   (Unaudited)

their Debentures for the new 10% Subordinated Notes. The net proceeds of approximately $2.75 million from the sale of Subordinated Notes and common stock will be used for debt retirement and working capital purpose.

4.         NEW ACCOUNTING STANDARDS.

           The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosure About Segments of an Enterprise and Related Information." The adoption of these standards have no impact on the Company's financial statements and disclosure.

5. SUBSEQUENT EVENTS. In April 1998, the owner of the premises the Company formerly occupied in Woodland Hills, California, sued for the balance of all rent due through the end of the extant lease agreement plus damages. On March 2, 1999, the Los Angeles Superior Court, Los Angeles, California, signed a judgment in the suit in favor of the owner, which judgment has been settled and has been satisfied pursuant to a Mutual Release and Settlement Agreement with the owner. Under the Agreement, the Company has paid a total of $900,000 in cash and issued 150,000 shares of Common Stock to the owner. The Company is registering the shares of Common Stock hereunder, and under certain circumstances, the Company will issue additional shares of Common Stock to the extent that the market price of its Common Stock falls below certain levels. The Company also has the right to repurchase the shares under certain circumstances. Since the minimum amount guaranteed by the Company is $375,000 in Common Stock, the Common Stock was valued at $2.50 per share. Based on the above, the Company has accrued approximately $1,200,000 at January 24, 1999 related to this matter.

         In March 1999, the Company sold an aggregate $400,000 of 10% Bridge Notes which are unsecured and mature on May 9, 1999. In connection therewith, the Company also issued an aggregate 200,000 5-year Warrants to purchase the Common Stock of the Company at a price of $1.00 per share. The Bridge Notes have now been repaid.

         In May 1999, the Company sold an aggregate 1,500,000 shares of its Common Stock to approximately 3 investors for an aggregate purchase price of $1,500,000. In connection therewith, the Company also issued Warrants to purchase up to 1,500,000 shares of its Common Stock at a purchase price equal to the lesser of $1.35 per share or the volume-weighted average price of the Common Stock for the 20 trading days immediately preceding the notice of exercise.

                      [This Page Intentionally Left Blank]

                    DATAMETRICS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                                     October 25,
                                                                                        1998
                                                                                     -----------
                                                                        (In thousands, except for share data)
                                           ASSETS (Note 6)
                                           ---------------
Current assets:
   Cash and cash equivalents...........................................            $     228
   Accounts receivable, net (Notes 1 and 3)............................                1,979
   Inventories, net (Note 4)...........................................                4,140
   Prepaid expenses and other current assets...........................                   55
                                                                                   ---------

          Total current assets.........................................                6,402
                                                                                   ---------
Property and equipment, at cost:
   Land (Note 7).......................................................                  420
   Building and improvements(Note 7)...................................                1,042
   Machinery and equipment.............................................                3,312
   Furniture, fixtures and computer equipment..........................                2,562
   Leasehold improvements..............................................                   71
                                                                                   ---------
                                                                                       7,407

   Less: Accumulated depreciation and amortization.....................              (5,100)
                                                                                   ---------

           Net property and equipment..................................                2,307
   Inventoried parts (Note 4)..........................................                3,200
   Other assets (Note 8)...............................................                  810
                                                                                   ---------

                                                                                    $ 12,719

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current liabilities
   Revolving line of credit (Note 6)...................................             $  1,669
   Current maturities of long-term debt (Note 7).......................                1,871
   Accounts payable....................................................                1,034
   Accrued commissions and payroll.....................................                  225
   Accrued warranty....................................................                   30
   Other accrued expenses..............................................                  440
                                                                                   ---------

        Total current liabilities......................................                5,269
   Long-term debt, less current maturities (Note 7)....................                2,696
   Loan payable (Note 8)...............................................                  746
                                                                                   ---------

  Total liabilities....................................................                8,711
                                                                                   ---------
Commitments and contingencies (Notes 9 and 11)
 Stockholders' equity (Note 10):
   Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued.
   Common stock, $.01 par value; 40,000,000 shares authorized;
   15,563,505  shares issued and outstanding ..........................                 156
   Additional paid-in capital..........................................              37,910
   Accumulated deficit.................................................             (34,058)
                                                                                  ----------
     Total stockholders' equity........................................               4,008
                                                                                  ----------
                                                                                   $ 12,719

                             See accompanying notes.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Fiscal Years Ended
                                                                            ------------------------------------
                                                                            October 25,   October 26,
                                                                                 1998            1997
                                                                            (In thousands, except per share data)
Sales (Note 1)............................................................      $7,742     $16,797
                                                                                -------    -------
   Cost of sales (Note 2).................................................       5,570      13,401
   Research and development...............................................         544         343
   Selling, general and administrative (Note 2)...........................       4,373       5,670
                                                                               --------  ----------

   Loss from operations...................................................      (2,745)     (2,617)
 Interest expense, net....................................................        (518)       (474)
                                                                                  -----       -----

   Loss before provision for income taxes.................................      (3,263)     (3,091)
Provision for income taxes (Note 5).......................................           7          10
                                                                              ---------    --------

Net loss                                                                       $(3,270)    $(3,101)
                                                                               --------    --------


   Loss per share of common stock:
   Basic and diluted......................................................     $ (0.22)     $(0.24)
                                                                              =========   =========

Weighted Average Number of Shares Outstanding
   Basic and diluted......................................................      15,202      12,995
                                                                              =========   ==========

                             See accompanying notes.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                          Common Stock                Additonal
                                                 Number of                             Paid-in                           Total
                                                  Shares                               Capital     Accumulated         Stockholders'
                                                  Amount            -                                Deficit             Equity

                                                                       (In thousands, except share data)
Balances at October 27, 1996..............        12,264,408        123                 32,577      (27,687)              5,013
Issuance of common stock and                       1,018,760        10                   1,600         ___                1,610
warrants..................................
Net Loss..................................                           -----                   -       (3,101)             (3,101)
                                                 -----------        ----------          ------      --------            --------


Balances at October 26, 1997..............        13,283,168        133                 34,177      (30,788)              3,522
Issuance of common stock and                       2,280,337        23                   3,733         ___                3,756
warrants..................................
Net Loss..................................                           -----                  --       (3,270)             (3,270)
                                                ------------        ----------          ------       --------          ---------

Balances at October 25, 1998..............        15,563,505       $156                $37,910      $(34,058)            $4,008
                                                  ==========       ====                =======      =========            ======



                             See accompanying notes.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                 Fiscal Years Ended
                                                                               October 25, October 26,
                                                                                  1998        1997
                                                                                  ----        ----
Cash Flows from Operating Activities:
   Net loss.....................................................................$(3,270)   $(3,101)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Amortization of excess of acquired net assets over cost....................       -          -
     Depreciation and amortization.............................................      490      1,192
     (Gain) loss on disposal of assets..........................................     (3)        284
Changes in assets and liabilities:
   Accounts receivable..........................................................     896      2,860
   Inventories and parts........................................................ (1,344)        949
   Prepaid expenses and other current assets....................................     118        (20)
   Other assets.................................................................     261       (607)
   Accounts payable.............................................................   (609)     (1,885)
   Accrued commissions and payroll..............................................   (414)       (356)
   Accrued warranty.............................................................    (70)        (80)
   Other accrued expenses.......................................................   (578)         43
   Advance and progress payments from customers.................................   (133)       (904)
   Other long-term liabilities..................................................   ( 323)        (5)
                                                                                --------------------

         Net cash used in operating activities..................................  (4,979)    (1,630)
                                                                                ---------  ---------

Cash Flows from Investing Activities:
   Capital expenditures for property and equipment..............................  (1,574)      (356)
   Proceeds from sale of fixed assets...........................................      11         43
                                                                                  -------    -------
         Net cash used in investing activities..................................  (1,563)      (313)
                                                                                  -------    -------

Cash Flows from Financing Activities:
   Borrowings on revolving line of credit.......................................   8,310     11,258
   Payments on revolving line of credit.........................................  (7,633)   (12,816)
   Increase (decrease) in other current liabilities.............................    (500)       500
   Redemption of Series B Preferred Stock.......................................       -        (87)
   Payments on capitalized lease obligations....................................      (6)       (72)
   Borrowings on long-term debt.................................................   2,717      1,713
   Payments on long-term debt...................................................    (124)      (480)
   Borrowings on loan payable...................................................      50        131
   Proceeds from the issuance of common stock and warrants......................   3,756      1,610
                                                                                   -----      -----
        Net cash provided by financing activities...............................   6,750      1,757
                                                                                   -----      -----

Net increase (decrease) in cash and cash equivalents............................      28      (186)
Cash and cash equivalents at beginning of the year..............................     200       386
                                                                                 -------     ------

Cash and cash equivalents at end of the year....................................  $  228    $  200
Supplemental Disclosures of Cash Flow Information:
   Interest, net................................................................  $  512    $  282
   Income taxes.................................................................       7        10
                                                                                  ======    ======

                             See accompanying notes.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS

     Datametrics Corporation, a Delaware corporation, is engaged primarily in the design, development, manufacture and sale of high-speed, non-impact printers; high-resolution, non-impact printer/plotters; and ruggedized computers and computer workstations.

   BASIS OF PRESENTATION AND CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Datametrics Corporation and subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.
The Company's fiscal year end is the last Sunday of each October.

   REVENUE RECOGNITION

     Revenues include both product sales and revenues applicable to long-term design and production contracts. The majority of the Company's revenues from product sales and long-term contracts are measured using the "units-of-delivery" method. Revenues applicable to certain fixed-price, long-term contracts (principally design and development contracts) are measured using the "cost-to-cost" method, whereby revenue is measured by relating costs incurred to total estimated costs. Sales under cost-reimbursement-type contracts are recorded as costs are incurred. Applicable estimated profits under cost reimbursement type contracts are included in sales in the proportion that incurred costs bear to total estimated costs. Any anticipated losses on contracts are charged to income when identified.

     The Company provides an accrual for future warranty costs at the time of revenue recognition based upon the relationship of prior year sales to actual warranty costs. The warranty for the Company's products generally covers defects in material and workmanship. The current accrual represents the average outstanding warranty of approximately ninety days.

   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     As is customary in the industry, the Company grants uncollateralized credit to its clients, which include the U.S. government and large multi-national corporations operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the credit worthiness of its major commercial clients, and maintains allowances for potential losses within management expectations.

     Approximately 71% and 67% of the Company's sales during fiscal years 1998 and 1997, respectively, were to various U.S. government agencies under prime contracts or to prime contractors having sales to such agencies. Export sales to foreign customers amounted to $ 4,533,000 ($1,922,000 to Canada, $2,354,000 to Europe and the Middle East, and $257,000 to the Pacific Rim) or 27.0% of total sales in fiscal year 1997. Export sales in 1998 were immaterial. The Company's three largest customers accounted for 23.7%, 22.3%, and 18.9% of the Company's sales for the fiscal year ended October 25, 1998. Its five largest customers accounted for 15.7%, 13.7%, 12.5%, 10.9% and 10.8% of the Company's sales for the fiscal year ended October 26, 1997. Accounts receivable from these customers totalled $422,000 at October 25, 1998. No other customer accounted for more than 10 percent of total revenues for fiscal 1998 and 1997.

   CASH AND CASH EQUIVALENTS

     The Company considers securities purchased within three months of their date of maturity to be cash equivalents.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

   INVENTORIES

     Inventories, which primarily include purchased parts and subassemblies, are stated at the lower of cost (first-in, first-out) or market. Contract inventory costs include purchased materials, direct labor and manufacturing overhead. General and administrative costs are expensed in the period incurred. The portion of inventoried parts not expected to be sold within one year is classified as noncurrent assets.

   PROPERTY AND EQUIPMENT

     Depreciation and amortization of property and equipment are provided using the straight-line method over the following estimated useful lives:

Building and improvements..............................   39 years
    Machinery and equipment..........................   2 to 5 years
    Furniture, fixtures and computer equipment.......   2 to 8 years
    Leasehold improvements...........................   Shorter of the remaining
                                                        term of the lease or the
                                                        life of the asset

   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates affecting amounts reported in the financial statements relate to revenues and costs under long-term contracts and inventory reserve accruals.
Actual results could differ from those estimates.

EARNINGS PER SHARE

      During 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement, effective for financial statements issued for periods ending after December 15, 1997, requires restatement of all prior-period EPS data presented. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. All periods presented have been restated to comply with the provisions of SFAS No. 128. The effect of common stock equivalents has been excluded from the diluted calculation since the effect would be antidilutive. The adoption of SFAS No. 128 did not effect the financial statements.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying values of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturities of these instruments. The carrying value of long-term debt approximates the fair value for similar debt issues based on quoted market prices or current rates offered to the Company for debt of the same maturities.

   IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   INCOME TAXES

     Income taxes are calculated using the liability method specified by SFAS No. 109, "Accounting for Income Taxes". SFAS No.109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent realization is uncertain.

   RECLASSIFICATIONS

     Certain reclassifications were made to 1997 balances to conform with 1998 presentation.

    RECENT ACCOUNTING STANDARDS

     In June 1997, the FASB issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of and enterprises about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

     Both SFAS Nos. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Both SFAS Nos. 130 and 131 should not have a material impact on the Company's financial statements and disclosures.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivative contracts at their fair values, as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedged derivative with the recognition of (1) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (2) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

     Historically, the Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.


NOTE 2.   NON-RECURRING CHARGES

     In connection with its relocation to Florida, the Company incurred certain non-recurring charges totaling approximately $745,000 during the quarter ended October 26, 1997. The components of the non-recurring charges were $275,000 in severance payments and accruals related to employee terminations, $320,000 from the abandonment of leasehold improvements at the Woodland Hills, California facility and $150,000 for moving expenses.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

NOTE 3.   ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                        1998
                                                                  (In thousands)

       U.S. government or its prime contractors amounts billed.....    $1,009
       Foreign, commercial and other...............................     1,165
                                                                        -----
              .....................................................     2,174
       Less allowance for possible losses..........................     (195)
                                                                       -------

                                                                       $1,979
                                                                       ======

NOTE 4.   INVENTORIES

     Inventories consist of the following:
                                                                       1998
                                                                  (In thousands)

         Stockroom inventories..................................... $10,630
         Contracts in process......................................   1,117

         Finished goods............................................     421
                ...................................................  12,168
         Less inventories classified as non-current asset..........  (3,200)
         Less reserve for obsolescence.............................  (4,828)
                                                                     -------

                                                                     $4,140


         Inventories consist primarily of materials used by the Company for existing and anticipated contracts and materials and finished assemblies which are held to satisfy spare parts requirements of the Company's customers. Those parts not expected to be sold within one year are classified as a non-current asset. The Company does not amortize its non-current inventory, rather the Company evaluates all inventory for obsolescence on a periodic basis and records estimated reserves.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

NOTE 5.   INCOME TAXES

     The primary components of the Company's net deferred income tax assets are as follows:

                                                                        1998
                                                                  (In thousands)

         Net operating loss carryforwards..........................    $12,336
         General business credit carryforwards.....................        372
         Inventory accounting methods..............................      1,991
         Book over tax depreciation................................         40
         Other non-deductible accruals and allowances..............        127
                                                                      --------
              Total deferred income tax assets.....................     14,866
         Valuation allowance for deferred income tax assets........    (14,866)
                                                                       --------
         Net deferred income tax assets............................  $    - --
                                                                     ==========


     Net operating loss and tax credit carryforwards of $30,840,000 and $372,000 respectively, for federal income tax purposes will expire at various times between 1999 and 2013.

         The provision for income taxes is composed of the following:



                                                         1998         1997
                                                                  (In thousands)
     Current:
          Federal.....................................  $-----       $----
          State.......................................      7          10
     Deferred:
          Federal..................................... (1,105)     (1,186)
         State........................................   (188)       (199)
     Increase in valuation allowance..................  1,293       1,385
                                                        -----       -----
                                                      $    7     $     10
                                                      ========    ========

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

     Based upon management's judgment and the continued losses incurred by the Company, the valuation allowance represents 100% of the Company's net deferred income tax assets. The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory tax rate on loss before income taxes:


                                                              1998          1997
                                                              ----          ----
                                                                  (In thousands)

Federal income tax benefit computed at statutory rate........ $(1,109)  $(1,051)
State income tax expense (benefit), net of federal benefits..    (195)     (185)
Goodwill amortization........................................     ---       ---
Change in valuation allowance................................   1,293     1,385
Other, net...................................................      18      (139)
                                                              -------    -------

                                                              $     7   $    10
                                                              =======   ========


NOTE 6.  REVOLVING LINE OF CREDIT

     The Company had, with a bank, a revolving line of credit agreement, which at October 25, 1998 the Company was in default of. The balance outstanding was approximately $ 1.7 million at October 25, 1998. This amount was paid in full on December 30, 1998 (see Note 13). The Company no longer has a line of credit agreement with the bank.


NOTE 7.   LONG-TERM DEBT

     Long-term debt consists of the following:

                                                       1998
                                                  (In thousands)

Loans payable(a)..................................  $     -
Senior Subordinated Secured Debentures(b).........    1,850

Convertible Debentures(c) ........................    1,750
Mortgage - South Trust Bank(d) ...................      967
                                                     ------
Subtotal..........................................    4,567
Less current maturities of long-term debt.........    1,871
                                                     ------
     .............................................   $2,696
                                                     ======

(a) The Company had borrowed approximately $1,311,000 at interest rates ranging from 10.03% to 10.80%, payable in monthly installments of approximately $42,000, including interest, over a three-year period. The final payment on these loans was made in April 1998.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

(b) During November 1996, the Company issued $1,850,000 of Senior Subordinated Secured Debentures with a maturity date of May 25, 1998 and an annual interest rate of 10% (effective interest is 10.8% based upon original issue discount). The proceeds from the sale of the Senior Subordinated Secured Debentures were used to reduce the line of credit and fund working capital requirements. The Senior Subordinated Secured Debenture holders received warrants to purchase a total of 616,679 shares of common stock at a price of $1.50 for each share in connection with the financing. The warrants are subject to call by the Company if the closing market price of the Company's common stock is $3.00 or greater for twenty consecutive days. The warrants expire November 25, 2001. As of October 25, 1998, the Company was in default of its principal and interest obligations on the Senior Subordinated Secured Debentures.

     In December 1998, the Company placed approximately $5.0 million of common stock and debt (see Note 13), $ 500,000 of which was used to reduce the amount owed under the Senior Subordinated Secured Debentures. The Company is currently negotiating a settlement on the remaining amount outstanding and expects to either issue new notes or repay the amounts owed with a combination of stock and cash during fiscal 1999.

 (c) On July 24, 1998, the Company received $982,500 in net proceeds from the private sale of $1,000,000 in the aggregate principal amount of 7% Convertible Debentures due July 24, 2001. Additionally, on September 4, 1998, the Company received $746,500 in net proceeds from the private sale of $750,000 in the aggregate principal amount of 7% Convertible Debentures due July 24, 2001. The debentures are convertible to common shares in an amount equal to the face value of the debenture. The conversion price shall be equal to the lesser of $ 2.125 (2 1/8) per share or 80% of the average closing bid prices of the common stock for the ten day trading period immediately preceding the conversion date.

     In December 1998, the 7% Convertible Debentures were exchanged for new debt (see Note 13).

 (d) In December 1997, the Company purchased a 43,000 square foot facility in Orlando, Florida for $899,000. In connection with the acquisition of this property, the Company obtained a mortgage loan in the amount of $975,000 from South Trust Bank. The loan matures on March 9, 2008. Interest is based on 8.02% per annum through March 9, 2003 and is then adjusted to equal 2.25% in excess of the weekly average yield on United States Treasury Notes adjusted to a constant maturity of five years as made available by the Federal Reserve Board.

     Maturities of the mortgage loan debt at October 25, 1998 are as follows:
                                                                  (In thousands)

                      1999.....................................    $     21
                      2000.....................................          23
                      2001.....................................          24
                      2002.....................................          26
                      2003.....................................          29
                      Thereafter...............................         844
                                                                    -------

                      Total Maturities .......................          967
                      Less:  Current maturities of                       21
                                    long-term debt                 --------
                                                                        946

NOTE 8.   LOAN PAYABLE

     During 1998, the Company borrowed $50,000 against the cash surrender value of its key-man life insurance policy. At October 25, 1998, the balance owed, which approximates the cash surrender value included in other assets, was $746,000 at 7.8% per annum.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

NOTE 9.   LEASES

     The Company currently leases its facilities and various equipment under operating leases. The building leases expire through 2004 and the equipment leases expire through 2002. Minimum future rental commitments under noncancelable operating leases are as follows:

                                                                 (In thousands)

                         1999...................................     $  917
                         2000...................................        943
                         2001...................................        830
                         2002...................................        794
                         2003...................................        688
                         Thereafter.............................        478
                                                                   --------
                                                                     $4,650


     Property and equipment under capital leases have a cost of $251,000 and accumulated depreciation of $74,000 at October 25, 1998. Rental expenses charged to operations were $321,000 and $652,000 for the fiscal years 1998 and 1997, respectively.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

NOTE 10.   STOCK OPTION PLANS AND WARRANTS

   STOCK OPTIONS

     The Company has several stock option plans which provide for the granting of options to employees or directors at prices and terms as determined by the Board of Directors. Such options vest over a period of one to four years. All options issued by the Company to date have exercise prices which were equal to the market value of the Company's common stock at the date of grant.

     The following table sets forth summarized information concerning the Company's stock options:


                                                                        Number of        Exercise
                                                                         Shares        Price Range
                                                                        ---------      -----------
                                                                     (In thousands)

      Options outstanding for shares of common stock at
       October 27, 1996............................................          635     $1.2500-7.8750
         Granted...................................................          173     $1.4375-1.6250
         Canceled or expired.......................................        (614)     $1.2500-7.8750
         Exercised.................................................          ---               ---
                                                                         -------     --------------

      Options outstanding for shares of common stock at
       October 26, 1997............................................          194     $1.2500-7.8750
          Granted..................................................           85     $1.8150
          Canceled or expired......................................          (38)    $1.2500-7.8750
          Exercised................................................          ---               ----
                                                                         -------     --------------
      Options outstanding for shares of common stock at
       October 25, 1998............................................          241     $1.2500-7.8750
                                                                          ======     ==============

             Shares reserved for issuance at October 25, 1998......        1,534
                                                                           =====

         Weighted average option exercise price information was as follows:


                                                                       1998         1997

         Outstanding at beginning of year.........................    $ 2.47        $3.53
         Granted during the year..................................     $1.82        $1.50
         Exercised during the year..............................           -            -
         Canceled, terminated and expired.........................    $ 2.23        $3.78
         Exercisable at year end..................................    $ 2.02        $2.47


                    DATAMETRICS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     Significant option groups outstanding at October 25, 1998 and related weighted average price and life information were as follows:


                                                 Weighted Average                                                   Weighted
                                 Number             Remaining         Weighted Average           Number             Average
Exercise Price Range          Outstanding       Contractual Life      Exercise Price          Exercisable        Exercise Price
--------------------          -----------       ----------------      --------------          -----------        --------------
                             (In thousands)                                                   (In thousands)
$1.200....................       40                   0.36               $1.2500                   40              $1.2500
$1.500-5.7500.............       46                   2.82               $2.1758                   25              $2.6327
$7.8750...................       10                   2.13               $7.8750                    7              $7.8750
$1.2500...................       60                   2.95               $1.2500                   30              $1.2500
$1.8150 ..................         85                 3.52               $1.8150                   11              $1.8150
                                -----                 ----               -------                 ----              -------
                                  241                 2.66               $1.9003                  113              $2.0028
                                =====                 ====               =======                  ===              =======


         The Company applies Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued To Employees," and selected interpretations in accounting for its stock-based compensation plans. Accordingly, as all options and warrants have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company in connection with its stock-based compensation plans. Had compensation cost for the stock options and warrants been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting For Stock-Based Compensation," the Company's net loss and loss per share would have been increased by approximately $199,000 and $387,000 or $.01 and $.12 per share in 1998 and 1997, respectively.
The weighted average fair value of the options and warrants granted during 1998 and 1997 is estimated at $.65 and $.87 on the date of grant (using Black-Scholes option pricing model) with the following weighted average assumptions both for 1998 and 1997: volatility of 46.5% and 46.5%, risk-free interest rate of 6.20% and 6.20%, and an expected life of two to five years in 1998 and 1997.

   WARRANTS

     There are 200,000 shares of common stock reserved for issuance upon exercise of warrants sold for $0.001 per warrant to the underwriters of the Company's June 21, 1995 offering of common stock. The warrants are exercisable for a period of five years beginning June 21, 1996 and have a per-share exercise price equal to $9.60 (120% of the initial public offering price of $8.00). There were 616,679 shares of common stock reserved for issuance upon exercise of warrants issued in conjunction with the Company's November 25, 1996 Senior Subordinated Debt Offering. The warrants are exercisable for a period of five years beginning November 25, 1996 and have a per-share exercise price of $1.50. There were 337,000 warrants outstanding at October 25, 1998. There are 200,000 shares of common stock reserved for issuance upon exercise of warrants issued in conjunction with a commitment to raise up to $3,000,000 in capital for the Company. The warrants are exercisable for a period of five years beginning February 5, 1997 and have a per-share exercise price of $2.00. There are 1,200,000 shares of common stock reserved for issuance upon exercise of warrants issued to two executive officers issued in conjunction wth their employment agreements (see Note 11). The warrants are exercisable for a period of five years beginning November 13, 1996 and have a per-share exercise price of $ 2.00.

NOTE 11.   COMMITMENTS AND CONTINGENCIES

   EMPLOYMENT AGREEMENTS

         The Company has employment agreements with two of its executive officers/directors which expire December 31, 2002. The agreements automatically renew on an annual basis unless notified by July 1. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at October 25, 1998, excluding bonuses, was approximately $2,641,000. These agreements also provide severance pay benefits upon termination of the executive's employment with the Company as follows:

                    DATAMETRICS CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


               (a) Company-Initiated Termination Without Cause--the executive shall be entitled to one payment of the Base Salary for a period equal to the greater of (i) one year from the date of termination, or the remainder of the employment term; and (ii) the Company shall continue to provide the executive and the members of the executive's immediate family all benefits provided by the employment agreement. If any of these benefits terminate by operation of law, the Company will reimburse the executive for the costs of replacing those benefits for the remainder of such period. As security for all of the Company's obligations to make any payments to the executives, the Company granted to the executives a subordinated security interest in all assets of the Company now owned or hereafter acquired.

          (b) Company-Initiated Termination in Connection with a Change in Control--the executives shall be entitled to a cash payment equal to the lesser of three years' base salary or the maximum amount which would not result in any portion of the payment being subject to the excise tax under Section 4999 of the Internal Revenue Code. "Change in Control" shall mean: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger; or (iii) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, of the beneficial ownership of securities of the Company representing at least fifty percent of the combined voting power entitled to vote in the election of directors.

   LEGAL PROCEEDINGS

      The Company is, from time to time, the subject of litigation, claims and assessments arising out of matters occurring during the normal operation of the Company's business. In the opinion of management, the liability, if any, under such current litigation, claims and assessments would not materially affect the financial position or the results of the operations of the Company except as disclosed herein.

     Four former officers of the Company (the "Former Officers"), whose employment relationships with the Company terminated in part as a result of the Company's restructuring in October 1996, sought severance benefits from the Company. On January 13, 1997, three of the Former Officers sued the Company in the Superior Court of the State of California for Los Angeles County, in order to enforce payment of severance benefits under certain agreements, each dated as of October 7, 1996, between each Former Officer and the Company (collectively, the "Severance Agreements"). The fourth Former Officer sued the Company in response to the Company's cross-complaint described below. The Former Officers sought damages from the Company based upon the Severance Agreements and an alleged implied promise not to terminate the employment of the Former Officers with the Company without good cause.

         On September 28, 1998, a California trial court upheld the enforcability of the former officers' severence agreements and the officers requested entry of a judgment in the approximate amount of $1,200,000 plus interest and costs. The Company has appealed the judgment, which has been bonded, and the repayment of the bond has been guaranteed by the holder of a significant amount of the Company's debt securities ("Guarantor"). The Guarantor received Warrants to purchase Common Stock in connection with the guarantee. If the guaranty is called on, the Company has agreed to issue such Guarantor 7% convertible debentures with a two year maturity in an amount equal to the amount paid by the Guarantor, which debentures will be convertible into shares of Common Stock at the lower of $2.00 per share or 75% of the closing sale price on the date ofpayment.

         In April 1998, the owner of the Woodland Hills, CA premises formerly occupied by the Company sued for the balance of all rent due through the end of the extant lease agreement plus damages of approximately $1,000,000. The Company relocated from such premises after the owner had ignored repeated notifications of unsafe structural conditions as cited by Los Angeles County building inspectors. Although it is presently too early to determine the outcome of this litigation, the Company believes it has valid defenses in this case and has made no accrual relating to this litigation.

                    DATAMETRICS CORPORATION AND SUBSIDIARIES

NOTE 12.   EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution 401(k) plan, as amended, covering a majority of its employees. The plan allows eligible employees to contribute up to 14% of their gross salary. Company contributions are voluntary and at the discretion of the Board of Directors. There were no Company contributions in fiscal years 1998 and 1997. Employees vest in Company contributions based upon their years of vesting service, as defined.

     During November 1994, the Company established a SERP, a defined benefit pension plan covering certain officers to whom the plan is offered. Normal retirement age is 65, but provision is made for earlier retirement. Benefits under the plan are generally payable for up to fifteen years after a participant's retirement. However, the participant may elect a lump-sum payment equal to 90% of the net present value of the benefit amount at the participant's retirement date. As discussed in Note 11, the SERP was terminated in October 1998.


NOTE 13.   SUBSEQUENT EVENTS

     On  December  29,  1998,  the  Company   closed  a  private   placement  of
approximately $3.45 million of 10% Subordinated Notes due in 2000 (the "Subordinated Notes") and $1.55 million in shares of the Company's common stock. The Subordinated Notes, which are unsecured and callable under certain conditions, provide for the Company to issue 5-year warrants exercisable into the Company's common stock at a price of $1.50 per share. As part of the offering, investors holding $1.75 million of the Company's Convertible
Debentures issued earlier in the year exchanged their holdings for new 10% Subordinated Notes. In addition, holders of $500,000 of the Company's Senior Subordinated Debentures also exchanged their Debentures for the new 10%
Subordinated Notes. The net proceeds of approximately $2.75 million from the sale of Subordinated Notes and common stock will be used for debt retirement and working capital purpose.

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL.





                                               TABLE OF CONTENTS
     Special Information Regarding Forward Looking Statements............................................ 2
     Prospectus Summary.................................................................................. 2
     Risk Factors........................................................................................ 5
     Use of Proceeds.................................................................................... 10
     Market for Common Stock............................................................................ 10
     Management's Discussion and Analysis of Financial Condition and Results of Operations.............. 11
     Business........................................................................................... 15
     Management......................................................................................... 21
     Certain Relationships and Related Transactions..................................................... 25
     Description of Securities.......................................................................... 25
     Security Ownership of Management and Certain Beneficial Owners..................................... 27
     Security Ownership of Selling Shareholders......................................................... 29
     Plan of Distribution............................................................................... 31
     Changes in and Disagreements with Accountants...................................................... 32
     Indemnification of Directors and Officers.......................................................... 32
     Legal Matters...................................................................................... 33
     Experts............................................................................................ 33
     Additional Information............................................................................. 39
     Financial Statements.............................................................................. F-1



  ===========================================================================

                                8,296,670 Shares

                                  Common Stock

                             DATAMETRICS CORPORATION

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                  May 28, 1999

  ===========================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation of Datametrics Corporation limits the liability of Directors to the maximum extent permitted by the General Corporation Law of Delaware (the "Delaware Code"). The Delaware Code provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption's as provided in Section 174 of the Delaware Code; or
(iv) for any transaction from which the Director derives an improper personal benefit. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, except against actions by the Company approved by the Board of Directors, and requires the Company to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the distribution of the Common Stock registered hereby, are set forth in the following table:

            SEC registration fee.........................$ 3,000
            Legal fees and expenses......................$25,000
            Accounting fees and expenses.................$ 5,000
            Transfer agent fees and expenses.............$______
            Printing and mailing costs...................$______
            Total........................................$33,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

            During the past three fiscal years, we have sold the following securities without registration and pursuant to the exemption set forth in
Section 4(2) under the Securities Act of 1933, as amended:

            During November 1996 we completed the sale to approximately 12 investors of an aggregate of 37 Units, each Unit consisting of $50,000 of Senior Subordinated Secured Debentures and 5-year Warrants to purchase up to 16,667 shares of Common Stock, for an aggregate purchase price of $1,850,000.

            During February 1997 we sold an aggregate of 667,334 shares of Common Stock at $1.50 per share, to approximately 6 investors for an aggregate purchase price of $1,001,001.

            During October 1997 we completed the sale of an aggregate 1,394,094 shares of Common Stock at $1.75 per share to approximately 29 investors for an aggregate purchase price of $2,439,664.

            During March 1998 we sold an aggregate 340,000 shares of Common Stock at $1.25 per share to approximately 4 shareholders for an aggregate purchase price of $425,000

            During April 1998 we sold an aggregate 275,000 shares of Common Stock at $1.378 per share to approximately 4 shareholders for an aggregate purchase price of $378,950.

            During July 1998 we completed the sale of an aggregate $1,750,000 of 7% Convertible Debentures to approximately 3 investors for an aggregate purchase price of $1,750,000.

            During December 1998 we completed the sale of an aggregate $3,450,000 of 10% Subordinated Notes Due 2000 to approximately 7 investors, in exchange for $500,000 of our Senior Secured Subordinated Debentures and retirement of all $1,750,000 of our 7% Convertible Debentures. The remaining $1,200,000 purchase price was paid in cash. The 10% Subordinated Notes provide for issuance of 5-year Warrants to purchase up to 845,760 Common Stock of the Company at $1.50 per share, and 5-year Closing Fee Warrants to purchase up to 1,229,800 of the Company's Common Stock at $1.50 per share.

            During December 1998 we also sold an aggregate 1,559,374 shares of Common Stock at $1.00 per share to approximately 6 shareholders for an aggregate purchase price of $1,559,374.

            During March 1999 we sold an aggregate $400,000 of 10% Bridge Notes Due May 1999 to approximately 5 investors for an aggregate purchase price of $400,000. In connection with such sale, we also issued 5-year Warrants to purchase up to an aggregate of 200,000 shares of the Company's Common Stock.

            During April 1999 we issued 150,000 shares of Common Stock to The Manufacturer's Life Insurance Company (U.S.A.) pursuant to a Mutual Release and Settlement Agreement.

            During May 1999 we sold an aggregate 1,500,000 shares of Common Stock at $1.00 per share to approximately 3 investors for an aggregate purchase price of $1,500,000. The investors were also issued 5-year Warrants to purchase up to an aggregate 1,500,000 shares of the Company's Common Stock. We also issued 75,000 shares to a broker in connection with such sale.

            During May 1999 we issued 103,348 shares of Common Stock to a service providor as compensation for marketing services to be performed pursuant to a Market Access Program Marketing Agreement. We also issued Warrants to purchase up to 200,000 shares of our Common Stock to the service provider pursuant to such Marketing Agreement.

ITEM 27.  EXHIBITS.

         (a) Exhibits

     Exhibit No.      Description
     ----------       -----------
     3.1              Restated  Certificate  of  Incorporation,  as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K dated April 15, 1987).

     3.2 Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Series B Preferred Stock and Qualifications, Limitations and Restrictions Thereof dated August 10, 1993 (incorporated by reference to Exhibit 4.1 to Registrant's Form 8-K dated August 10, 1993).

     3.3 Bylaws as currently in effect (incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K for the year ended October 28, 1990).

     3.4 First Amendment to the Restated Bylaws, dated August 6, 1996 (incorporated by reference to Exhibit 3.0 to the Registrant's Form 8-K dated August 6, 1996).

     4.1 7% Convertible Debenture Subscription Agreement dated as of July 24, 1998 between the Registrant and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K dated July 24, 1998).

     4.2              Form  of  7%  Convertible   Debenture   (incorporated   by
                      reference to Exhibit 4.2 to the Registrant's Form 8-K dated July 24, 1998).

     4.3 Registration Rights Agreement dated as of July 24, 1998 between the Registrant and the Investors named therein (incorporated by reference to Exhibit 4.3 to the Registrant's Form 8-K dated July 24, 1998).

     4.4              Form  of  10%  Subordinated  Note  Subscription  Agreement
                      (incorporated   by   reference   to  Exhibit  4.4  to  the
                      Registrant's Form 8-K dated December 24, 1998.)

     4.5 Form of 10% Subordinated Note. (Incorporated by reference to Exhibit 4.5 to the Registrant's Form 8-K dated December 24, 1998).

     4.6 Form of Registration Rights Agreement. (Incorporated by reference to Exhibit 4.6 to the Registrant's Form 8-K dated December 24, 1998).

     4.7 Form of Common Stock Subscription Agreement. (Incorporated by reference to Exhibit 4.7 to the Registrant's Form 8-K dated December 24, 1998).

     4.8 Common Stock Purchase Agreement, dated May 7, 1999, by and among the Registrant and the Purchasers listed therein (Incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K dated May 7, 1999).

     4.9 Registration Rights Agreement, dated May 7, 1999, by and among the Registrant and the Purchasers listed therein (Incorporated by reference to Exhibit 4.2 to the Registrant's 8-K dated May 7, 1999).

     4.10 Form of Warrant (Incorporated by Reference to Exhibit 4.3 to the Registrant's 8-K dated May 7, 1999).

     5.1 Opinion of Counsel as to the legality of the securities being registered [to be filed by pre-effective amendment to this Registration Statement].

     10.3 Employment Agreement of Daniel P. Ginns dated as of August 12, 1997. [to be filed by pre-effective amendment to this Registration Statement].

     10.4 Employment Agreement of Adrien A. Maught, Jr. dated as of August 12, 1997. [to be filed by pre-effective amendment to this Registration Statement].

     16.1             Letter  of  Ernst & Young  LLP  dated  November  7,  1997, regarding its comments to the statements made by Registrant in Item 4 of Registrant's Form 8-K filed with the Securities and Exchange Commission on November 7, 1997 (incorporated by reference to Exhibit 16.1 to the Registrant's Form 8-K filed on November 7, 1997).

     16.2             Letter  of  Deloitte  & Touche  LLP  dated  March 3,  1998 regarding its comments to the statements made by Registrant in Item 4 of Registrant's Form 8-K filed with the Securities and Exchange Commission on February 25, 1998 (incorporated by reference to Exhibit 16.1 to the Registrant's Form 8-K/A filed on March 5, 1998).

     16.3             Letter  of  Deloitte  &  Touche  LLP  dated  May  8,  1998 regarding its comments to the statements made by Registrant in Item 4 of Registrant's Form 8-K filed with the Securities and Exchange Commission on April 30, 1998 (incorporated by reference to Exhibit 16.1 to the Registrant's Form 8-K/A filed on May 21, 1998).

     21.1 List of Subsidiaries (incorporated by reference to Exhibit 21 to the Registrant's Form 10-K for the year ended October 27, 1996).

     23.1 Consent of Counsel (included in opinion to be filed as Exhibit 5.1).

     24.1 Power of Attorney (included in the signature page of this Registration Statement).

     24.2             Consent  of  Auditors   [to  be  filed  by   pre-effective
                      amendment to this Registration Statement].

     27.1             Financial Data Schedule.

     99.1 The Datametrics Employee Savings Plan And The Trust Agreement Pursuant To The Datametrics Employee Savings Plan (incorporated by reference to Exhibit 28 to Registrant's Statement on Form S-8 filed on November 12, 1985 SEC File No. 33- 01469.

     99.2 The Amended and Restated 1993 Stock Option Plan of Datametrics Corporation (incorporated by reference to Exhibit 28.2 to Registrant's Form 10-K for the year ended October 31, 1993).

     99.3 The 1986 Stock Option Plan of Datametrics Corporation, as amended (incorporated by reference to Exhibit 28.1 to Registrant's Registration Statement on Form S-8 filed on June 10, 1987, SEC File No. 33-14969 and Exhibit 28.5 to Registrant's Form 10-K for the year ended October 29,
                      1988).

     99.4 The 1982 Stock Option Plan of Datametrics Corporation, as amended (incorporated by reference to Exhibit 28.2 to Registrant's Registration Statement on Form S-8 filed on June 10, 1987, SEC File No. 33-14969).

     99.5 The 1993 Directors' Option Plan of Datametrics Corporation (incorporated by reference to Exhibit 28.5 to Registrant's Form 10-K for the year ended October 31, 1993).

     99.6 Datametrics Corporation Supplemental Executive Retirement Plan and Master Trust Agreement (incorporated by reference to Exhibit 28.6 to Registrant's From 10-K for the year ended October 30, 1994).

     99.7 The 1995 Stock Option Plan of Datametrics Corporation (incorporated by reference to Exhibit 28.7 to Registrant's Form S-8 Filed May 30, 1996, SEC File No. 333-04815).

     99.8 The Datametrics Corporation Employee Qualified Stock Purchase Plan (incorporated by reference to Exhibit 28.8 to Registrant's Form S-8 filed on May 30, 1996, SEC File No. 333-04815).

  -------------------------
  * Filed  with this Registration Statement.

ITEM 28.  UNDERTAKINGS

A.       THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(E).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 C.      UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(F).

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Florham Park, State of New Jersey on May 28, 1999.


                              DATAMETRICS CORPORATION
                              (Registrant)


                              /s/ Daniel P. Ginns
                              --------------------------------------------------
                              Daniel P. Ginns,
                              Chairman of Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel P. Ginns, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                         Title                            Date
---------                         -----                            ----
/s/ ADRIEN A. MAUGHT              Chief Operating Officer,         May 28, 1999
----------------------------      President and Director
Adrien A. Maught

/s/ WILLIAM B. PANDOS             Chief Financial Officer and      May 28, 1999
----------------------------      Treasurer
William B. Pandos

/s/ DOUGLAS S. FRIEDENBERG        Director                         May 28, 1999
----------------------------
Douglas S. Friedenberg

                                  Director                         May __, 1999
----------------------------
John W. O'Leary

/s/ RICHARD J. LOVE               Director                         May 28, 1999
----------------------------
Richard J. Love

/s/ VINCENT J. CAHILL             Director                         May 28, 1999
----------------------------
Vincent J. Cahill